Exhibit 2.1

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                      STOCK AND ASSET PURCHASE AGREEMENT


                                    between


                           S.A. LOUIS DREYFUS ET CIE


                                      and


                         POLO RALPH LAUREN CORPORATION




                         Dated as of November 23, 1999







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                               TABLE OF CONTENTS

                                                                          Page

                                   ARTICLE I

                       SALE AND TRANSFER OF TRANSFERRED
                          SUBSIDIARY STOCK AND ASSETS . . . . . . . . . .    2

         1.1     Sale and Transfer of Transferred Subsidiary Stock  . . .    2
         1.2     Sale of Assets . . . . . . . . . . . . . . . . . . . . .    2
         1.3     Designated Purchasers  . . . . . . . . . . . . . . . . .    2
         1.4     Transfer of the Transferred Subsidiary Stock and the
                  Purchased Assets  . . . . . . . . . . . . . . . . . . .    2

                                  ARTICLE II

                        PURCHASE PRICE AND ADJUSTMENTS  . . . . . . . . .    3

         2.1     Purchase Price . . . . . . . . . . . . . . . . . . . . .    3
         2.2     Payment of Purchase Price  . . . . . . . . . . . . . . .    4
         2.3     Currency Conversion  . . . . . . . . . . . . . . . . . .    4
         2.4     Settlement of Purchase Price . . . . . . . . . . . . . .    4
         2.5     Allocation of Purchase Price . . . . . . . . . . . . . .    6

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SALD  . . . . . . .    6

         3.1     Corporate Existence  . . . . . . . . . . . . . . . . . .    6
         3.2     Corporate Authority  . . . . . . . . . . . . . . . . . .    7
         3.3     Capitalization . . . . . . . . . . . . . . . . . . . . .    8
         3.4     Governmental Approvals and Consents  . . . . . . . . . .    9
         3.5     Financial Statements . . . . . . . . . . . . . . . . . .   10
         3.6     Absence of Certain Changes . . . . . . . . . . . . . . .   10
         3.7     Contracts; Affiliate Transactions  . . . . . . . . . . .   10
         3.8     Litigation . . . . . . . . . . . . . . . . . . . . . . .   11
         3.9     Insurance  . . . . . . . . . . . . . . . . . . . . . . .   12
         3.10    Intellectual Property Rights . . . . . . . . . . . . . .   12
         3.11    Tax Matters  . . . . . . . . . . . . . . . . . . . . . .   13
         3.12    Employee Benefits  . . . . . . . . . . . . . . . . . . .   16
         3.13    Labor Matters  . . . . . . . . . . . . . . . . . . . . .   17
         3.14    Environmental Matters  . . . . . . . . . . . . . . . . .   18
         3.15    Transferred Assets and the Business; Dissolved and
                  Dormant Subsidiaries  . . . . . . . . . . . . . . . . .   18
         3.16    Undisclosed Liabilities  . . . . . . . . . . . . . . . .   19
         3.17    Receivables. . . . . . . . . . . . . . . . . . . . . . .   19

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         3.18    Inventories  . . . . . . . . . . . . . . . . . . . . . .   19
         3.19    Finders; Brokers . . . . . . . . . . . . . . . . . . . .   19

                                  ARTICLE IV

                         REPRESENTATIONS OF PURCHASER   . . . . . . . . .   20

         4.1     Corporate Existence  . . . . . . . . . . . . . . . . . .   20
         4.2     Corporate Authority  . . . . . . . . . . . . . . . . . .   20
         4.3     Governmental Approvals and Consents  . . . . . . . . . .   21
         4.4     Finders; Brokers . . . . . . . . . . . . . . . . . . . .   22

                                   ARTICLE V

                       AGREEMENTS OF PURCHASER AND SALD   . . . . . . . .   22

         5.1     Operation of the Business  . . . . . . . . . . . . . . .   22
         5.2     Investigation of Business  . . . . . . . . . . . . . . .   23
         5.3     Best Efforts; No Inconsistent Action . . . . . . . . . .   23
         5.4     Intercompany Transactions  . . . . . . . . . . . . . . .   24
         5.5     Non-Solicitation of Employees; Confidentiality . . . . .   25
         5.6     Tax Matters  . . . . . . . . . . . . . . . . . . . . . .   26
         5.7     Reserved . . . . . . . . . . . . . . . . . . . . . . . .   29
         5.8     Working Capital Facility . . . . . . . . . . . . . . . .   29
         5.9     Transition Services Agreement. . . . . . . . . . . . . .   30
         5.10    Transfer Taxes . . . . . . . . . . . . . . . . . . . . .   31
         5.11    Working Capital Surplus  . . . . . . . . . . . . . . . .   31
         5.12    Certain Corporate Matters  . . . . . . . . . . . . . . .   32
         5.13    Future Investments in the Jeans Business or Vertical
                  Retail Program  . . . . . . . . . . . . . . . . . . . .   33
         5.14    Further Obligations of Purchaser and SALD  . . . . . . .   33

                                  ARTICLE VI

                             CONDITIONS TO CLOSING  . . . . . . . . . . .   34

         6.1     Conditions Precedent to Obligations of Purchaser and
                  SALD.   . . . . . . . . . . . . . . . . . . . . . . . .   34
         6.2     Conditions Precedent to Obligation of SALD . . . . . . .   35
         6.3     Conditions Precedent to Obligation of Purchaser  . . . .   36
         6.4     Exception to the Conditions Precedent to Obligation
                  of Purchaser  . . . . . . . . . . . . . . . . . . . . .   37






                                     -ii-

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                                  ARTICLE VII

                                    CLOSING . . . . . . . . . . . . . . .   37

         7.1     Closing Date . . . . . . . . . . . . . . . . . . . . . .   37
         7.2     Purchaser Obligations  . . . . . . . . . . . . . . . . .   39
         7.3     SALD Obligations . . . . . . . . . . . . . . . . . . . .   39
         7.4     Termination of Certain Obligations on Closing  . . . . .   40

                                 ARTICLE VIII

                                INDEMNIFICATION . . . . . . . . . . . . .   40

         8.1     Indemnification  . . . . . . . . . . . . . . . . . . . .   40
         8.2     Certain Limitations  . . . . . . . . . . . . . . . . . .   42
         8.3     Procedures for Third-Party Claims  . . . . . . . . . . .   44
         8.4     Tax Indemnification  . . . . . . . . . . . . . . . . . .   45
         8.5     Certain Claims Procedures  . . . . . . . . . . . . . . .   47

                                  ARTICLE IX

                                  TERMINATION . . . . . . . . . . . . . .   47

         9.1     Termination Events . . . . . . . . . . . . . . . . . . .   47
         9.2     Effect of Termination  . . . . . . . . . . . . . . . . .   48

                                   ARTICLE X

                    MISCELLANEOUS AGREEMENTS OF THE PARTIES . . . . . . .   49

         10.1    Notices  . . . . . . . . . . . . . . . . . . . . . . . .   49
         10.2    Severability . . . . . . . . . . . . . . . . . . . . . .   49
         10.3    Further Assurances; Further Cooperation  . . . . . . . .   50
         10.4    Counterparts . . . . . . . . . . . . . . . . . . . . . .   50
         10.5    Expenses . . . . . . . . . . . . . . . . . . . . . . . .   50
         10.6    Non-Assignability  . . . . . . . . . . . . . . . . . . .   50
         10.7    Amendment; Waiver  . . . . . . . . . . . . . . . . . . .   50
         10.8    Third Parties; Holders of Qualifying Shares  . . . . . .   51
         10.9    Governing Law  . . . . . . . . . . . . . . . . . . . . .   51
         10.10   Consent to Jurisdiction; Waiver of Jury Trial  . . . . .   51
         10.11   Entire Agreement . . . . . . . . . . . . . . . . . . . .   52
         10.12   Section Headings; Table of Contents  . . . . . . . . . .   52
         10.13   Specific Performance . . . . . . . . . . . . . . . . . .   52





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                                   EXHIBITS

Annex A      Definitions

EXHIBIT A    Entity Sellers
EXHIBIT B    Lower Tier Subsidiaries
EXHIBIT C    Asset Sellers
EXHIBIT D    Certain Purchased Assets
EXHIBIT E    Legal Opinion of Purchaser's Counsel
EXHIBIT F    Legal Opinion of SALD's Counsel


                                   SCHEDULES


Schedule 2.1(a)           1998 Balance Sheet as Adjusted
Schedule 2.1(b)           Model of the Hypothetical Closing Date Balance Sheet
                          as Adjusted
Schedule 2.1(c)           Description of Required Adjustments to Financial
                          Statements for Purchase Price Calculation
Schedule 2.1(d)           Illustration of the Purchase Price Computation
Schedule 2.5              Allocation of Purchase Price
Schedule 3.2              Corporate Authority
Schedule 3.3(a)           Capitalization/Qualifying Shares
Schedule 3.4              Governmental Approvals and Consents
Schedule 3.5              Financial Statements
Schedule 3.6              Absence of Certain Changes
Schedule 3.7(a)(1)        Contracts/Commitments with Non-Affiliates; Addendum
                          A: Warehouse Agreements; Addendum B: Copy Equipment
                          Leasing and Maintenance Agreements
Schedule 3.7(a)(2)        Bank Guarantees/Deposits/Letters of Intent
Schedule 3.7(b)(1)        Contracts/Commitments with Affiliates
Schedule 3.7(b)(2)(a)     Poloco S.A. Foreign Exchange Contracts USD
Schedule 3.7(b)(2)(b)     Poloco S.A. Foreign Exchange Contracts GBP
Schedule 3.7(b)(2)(c)     Polo Jeans Company (Europe) Ltd Foreign Exchange
                          Contracts USD
Schedule 3.7(c)(1)        Real Property Leases
Schedule 3.7(c)(2)        Retail Store Locations
Schedule 3.8              Litigation
Schedule 3.10(a)          Intellectual Property Rights
Schedule 3.10(b)          Intellectual Property Licenses
Schedule 3.11             Tax Matters
Schedule 3.12             Employee Benefits
Schedule 3.13             Labor Matters
Schedule 3.14             Environmental Matters
Schedule 4.3              Governmental Approvals and Consents
Schedule 5.5(a)           Non-Solicitation of Certain Employees

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                      STOCK AND ASSET PURCHASE AGREEMENT



     This Stock and Asset Purchase Agreement, dated as of November 23, 1999 (hereinafter, the "Agreement"), between S.A. Louis Dreyfus et Cie, a corporation organized under the laws of France ("SALD"), and Polo Ralph Lauren Corporation, a Delaware corporation ("Purchaser").


                             W I T N E S S E T H:


     WHEREAS, certain of SALD's Subsidiaries (the "Licensees") together conduct a business for the manufacture and wholesale marketing and distribution of certain apparel and related products in Europe, North Africa and the Middle East pursuant to licenses from Purchaser and Purchaser's subsidiary, The Polo/Lauren Company, L.P. (the "Business");

     WHEREAS, Purchaser desires to purchase from SALD and SALD's Subsidiaries listed under "Entity Seller" on Exhibit A (collectively with SALD, the "Entity Sellers") and SALD desires to sell and cause those SALD's
Subsidiaries to sell to Purchaser all of the equity ownership (whether in the form of shares or otherwise, the "Transferred Subsidiary Stock") of those of SALD's Subsidiaries listed under "Company Being Sold" on Exhibit A;

     WHEREAS, some of the Licensees, listed under "Lower Tier Subsidiaries" on Exhibit B, are Subsidiaries of SALD's Subsidiaries listed under "Subsidiary" on Exhibit B (together with SALD's Subsidiaries listed under "Company Being Sold" on Exhibit A, the "Transferred Subsidiaries");

     WHEREAS, Purchaser desires to purchase from SALD and SALD desires to sell to Purchaser certain of the assets (the "Purchased Assets") of the Licensees listed on Exhibit C (the "Asset Sellers");

     WHEREAS, capitalized terms used and not defined in the body of this Agreement shall have the meaning set forth in Annex A hereto; and

     NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the parties hereby agree as follows:

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                                   ARTICLE I

                       SALE AND TRANSFER OF TRANSFERRED
                          SUBSIDIARY STOCK AND ASSETS

     1.1  Sale and Transfer of Transferred Subsidiary Stock.

          On the Closing Date, SALD shall or shall cause the Entity Sellers and any holders of Qualifying Shares to sell, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire, all of the Transferred Subsidiary Stock owned by the Entity Sellers and any Other Shareholders.

     1.2  Sale of Assets.

          On the Closing Date, SALD shall or shall cause the Asset Sellers to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and acquire, all of the Asset Sellers' right, title and interest in the Purchased Assets. Purchaser or the respective Designated Asset Purchaser shall not assume, and the Asset Sellers shall remain fully responsible for, any liabilities or obligations of the Asset Sellers (other than obligations of the Asset Sellers set forth in the Purchased Licenses), including, but not limited to the May 11, 1998 promissory note of Louis Dreyfus Fashions Corp., payable to L.D. Fashions Holdings Corp. in the principal amount of $85,000,000 (the "Promissory Note") (such liabilities and obligations hereinafter collectively, "Retained Liabilities").

     1.3  Designated Purchasers.

          By notice to SALD given not later than 10 Business Days prior to the Closing Date, Purchaser may designate persons other than Purchaser (a) to which any of the respective Entity Sellers shall transfer and deliver those of the shares of the Transferred Subsidiary Stock owned by it (collectively, the "Designated Share Purchasers") and (b) to which any of the Asset Sellers shall transfer and deliver those of the assets owned by it to be transferred in accordance with the terms hereof (collectively, the "Designated Asset Purchasers" and together with Designated Share Purchasers, "Designated Purchasers") and such transfers of the Transferred Subsidiary Stock and such Purchased Assets shall be made at the Closing as so designated.

     1.4  Transfer of the Transferred Subsidiary Stock and the Purchased
Assets.

          The Transferred Subsidiary Stock and the Purchased Assets shall be transferred by such assignments, deeds, bills of sale, notarial deeds, stock certificates, stock powers and other instruments of transfer, each executed, as required by the Entity Sellers, the Asset Sellers, Purchaser and each Designated Purchaser, in each case, as appropriate and as required under the

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law applicable thereto, to transfer to Purchaser or the applicable Designated
Purchaser, as the case may be, all of the ownership, free of Liens, in the Transferred Subsidiary Stock and the Purchased Assets, in each case in such form as is reasonably acceptable to Purchaser (the "Transfer Documents").


                                  ARTICLE II

                        PURCHASE PRICE AND ADJUSTMENTS

     2.1  Purchase Price.

          The aggregate purchase price for the Transferred Subsidiary Stock and the Purchased Assets shall be an amount (the "Purchase Price") equal to
(A) the "Base Purchase Price," which is the sum of (i) US$195 million for that portion of the Business other than the Jeans Business and (ii) (Pound Sterling)9 million for the Jeans Business (the "Jeans Investment") minus (B) the "Purchase Price Adjustment Amount", calculated in a manner consistent with the illustration under Caption 5 on Schedule 2.1(d) and which is the sum of the following three amounts:

               (i) Funded Debt reflected on the balance sheet contained in the Closing Date Financial Statements, calculated in a manner consistent with the illustration under Caption 2 on Schedule 2.1(d);

               (ii) the "Working Capital Shortfall", if any, which is the amount by which the Current Assets are less than the sum of (1) 100% of all declared but unpaid dividends shown as a liability on the Closing Date Financial Statements (collectively, the "Dividends Liability") and
     (2) 110% of all Current Liabilities other than the Dividends Liability, determined based upon information reflected in the Closing Date Financial Statements and calculated in a manner consistent with the illustration under Caption 3 on Schedule 2.1(d); and

               (iii)  the excess, if any, of

                          (a) the "Net Worth Decrease", which is the excess, if any, of (1) US$5,238,000, which is the "1998 Net Worth of the Business" as shown under Caption 4 on Schedule 2.1(d) over (2) the "Closing Date Net Worth of the Business", as that Closing Date Net Worth of the Business is determined based upon information reflected in the Closing Date Financial Statements and calculated in a manner consistent with the illustration under Caption 4 on Schedule 2.1(d), over

                          (b)  the Working Capital Shortfall, if any.

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     2.2  Payment of Purchase Price.

          On the Closing Date, Purchaser shall pay to SALD on account of the Purchase Price US$175.5 million and (Pound Sterling)8.1 million, which is 90% of the amount of the Base Purchase Price. Such amount shall be payable in United States dollars in immediately available federal funds to such bank account or accounts as are designated by SALD not less than three Business Days prior to the Closing.

     2.3  Currency Conversion.

          For purposes of calculating the Purchase Price Adjustment Amount, all calculations shall be made in U.S. dollars, and shall be based on the dollar amounts reflected in the 1998 Financial Statements and the Closing Date Financial Statements under the column headed U.S. Dollars; and the amount of the Jeans Investment shall be converted to U.S. dollars at the exchange rate announced by the Federal Reserve Bank of New York and printed on Reuters Page "1FED" on the Business Day immediately preceding the Closing Date.

     2.4  Settlement of Purchase Price.

          (a) Purchaser shall prepare (with the full participation of SALD and its advisors) and deliver to SALD, no later than 90 days after the Closing Date, the Closing Date Financial Statements and a statement setting forth Purchaser's calculation of the Purchase Price Adjustment Amount (the "Post-Closing Statement"), and in connection with the preparation of the Closing Date Financial Statements and the Post-Closing Statement, Purchaser will, or will cause the Transferred Subsidiaries (or the successors, if any, to such entities) to, provide SALD and its authorized agents and representatives, including its independent accountants, with reasonable access, at reasonable hours, to all of the properties, books and records of the Transferred Subsidiaries relating to the preparation of the Closing Date Financial Statements and the Post-Closing Statement. The Business shall bear the expense of the preparation of the Closing Date Financial Statements. The Closing Date Financial Statements and the Purchase Price Adjustment Amount (collectively, the "Post-Closing Calculations") shall be binding on the Parties if SALD has not delivered to Purchaser a written notice of its disagreement with such Post-Closing Calculations including any of the calculations contained therein or in any of the financial statements and other material used by Purchaser to prepare such Post-Closing Calculations (a "Post-Closing Notice of Disagreement") within 30 days after receipt by Purchaser of such Post-Closing Calculations (the "Objection Period"). Any such Post-Closing Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. Within 30 days after the delivery of a Post-Closing Notice of Disagreement all matters as specified in such Post-Closing Notice of Disagreement that have not been resolved by the

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Parties (the "Post-Closing Disputed Matters") shall be submitted to and reviewed by an arbitrator (the "Post-Closing Arbitrator"), which shall be the New York office of any one of the so-called "Big Five" accounting firms selected by the Parties. If within five Business Days following the expiration of such 30-day period the Parties have failed to agree upon the selection of the Post-Closing Arbitrator or any Post-Closing Arbitrator selected by them has not agreed to perform the services called for hereunder, the Post-Closing Arbitrator shall thereupon be selected by the American Arbitration Association, with preference being given in making such selection to any one of the "Big Five" accounting firms willing to perform such services. The Post-Closing Arbitrator shall consider only the Post-Closing Disputed Matters. The Post-Closing Arbitrator shall act promptly to resolve all Post-Closing Disputed Matters and its decision with respect to all Post-Closing Disputed Matters shall be final and binding upon the Parties. Upon resolution by the Post-Closing Arbitrator of all Post-Closing Disputed Matters, the Post-Closing Arbitrator shall cause to be prepared and shall deliver to the Parties a definitive post-closing calculation statement (the "Definitive Post-Closing Statement"), which shall (i) reflect the determination of the Post-Closing Arbitrator with respect to any Post-Closing Disputed Matters including its determination of the Purchase Price and (ii) be final and binding upon the Parties. Each Party shall pay its own legal and consultant fees incurred in connection with the arbitration and the costs of the arbitration shall be charged to the Business.

          (b) Within five Business Days after the earliest of (A) the expiration of the Objection Period without objection, (B) the date the Post-Closing Disputed Matters are resolved pursuant to Section 2.4(a) and (C) the date on which SALD notifies Purchaser that SALD agrees with the Post-Closing Calculation, either: (i) Purchaser shall pay in cash by wire transfer in United States dollars in immediately available Federal funds to SALD to the account designated under Section 2.2 the amount, if any, by which the Purchase Price exceeds 90% of the Base Purchase Price; or (ii) SALD shall pay in cash by wire transfer in United States dollars in immediately available Federal funds to Purchaser to the bank account or accounts designated by Purchaser, not less than three Business Days prior to the date payment is due the amount, if any, by which the Purchase Price is less than 90% of the Base Purchase Price. Purchaser shall pay to SALD (in the case of clause (i) of this Section 2.4(b)) or SALD shall pay to Purchaser (in the case of clause
(ii) of this Section 2.4(b)) interest on any payment pursuant to this Section 2.4(b) for the period from the Closing Date to the date of payment at the London Inter-Bank Offer Rate ("LIBOR") for six month deposits in U.S. dollars as quoted on Telerate Page 3750 on the Closing Date plus 25 basis points.

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     2.5  Allocation of Purchase Price.

          The Purchase Price allocations among the Purchased Assets and Transferred Subsidiaries is set forth on Schedule 2.5. For the purposes of all Taxes, Purchaser and SALD agree to report the transactions contemplated by this Agreement in a manner consistent with the allocations under this
Section 2.5, and that neither of them will take any position inconsistent with such allocations on any Tax Return, in any refund claim, in any litigation, or otherwise, without the consent of the other party except as required by a final "determination" within the meaning of Section 1313 of the Code or similar concepts under non-U.S. Tax law.

          Purchaser shall prepare an allocation schedule of Purchase Price among the classes of Purchased Assets, along with the first draft of Internal Revenue Service Form 8594, and any similar form required by any foreign jurisdiction which is necessitated by the transactions contemplated by this Agreement with respect to the Purchased Assets, which shall be sent to SALD within 60 days following agreement between the Parties as to the balance sheet contained in the Closing Date Financial Statements. Within 30 days after the receipt of such allocation schedule and Form 8594, SALD shall propose any changes to such allocation schedule and Form 8594 or shall indicate its concurrence therewith, which concurrence will not be unreasonably withheld.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SALD

     SALD represents and warrants to Purchaser as follows:

     3.1  Corporate Existence.

          Each of the Sellers and the Licensees (a) is duly organized and validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization, (b) has the requisite corporate or similar power and authority to own, lease and operate its properties and assets, including in the case of the Asset Sellers the properties and assets included in the Purchased Assets, and to carry on the Business as the same is now being conducted, and (c) is duly authorized, qualified or licensed to do business and is in good standing in every jurisdiction wherein, by reason of the nature of the Business, the same is required, except, in the case of clause (c), where the failure of the foregoing to be true and correct would not, individually or in the aggregate, have a material adverse effect on the results of operations, financial condition, assets, liabilities or business of the Business, taken as a whole (a "Business Material Adverse Effect"). SALD has previously provided Purchaser true and complete copies, as in effect on the date of this Agreement, of the certificate of incorporation, bylaws or similar organizational documents (each of which are in full force and effect) of each Licensee.

     3.2  Corporate Authority.

          This Agreement and the Transfer Documents to be executed, delivered and/or filed in connection herewith (collectively with this Agreement and any agreements entered into pursuant to Section 5.9, the "Transaction Documents") by the Sellers and the Licensees and the consummation of the transactions contemplated hereby and thereby involving such persons have been duly authorized by the Sellers and the Licensees by all requisite corporate, shareholder or other action prior to the Closing. SALD has full and complete right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and each of the Sellers and Licensees has or will have at, or prior to the Closing, full power and authority to execute, deliver and/or file the Transaction Documents to which it is a party and to perform its obligations hereunder or thereunder. This Agreement has been duly executed and delivered by SALD, and the other Transaction Documents will be duly executed (assuming due authorization by the Purchaser or the applicable Designated Purchaser), delivered and/or filed by each of the Sellers and Licensees party thereto and this Agreement constitutes, and each of the other Transaction Documents when so executed (assuming due authorization by the Purchaser or the applicable Designated Purchaser), delivered and/or filed will constitute, a valid and legally binding obligation of SALD and/or the applicable Seller or Licensee party thereto, enforceable against it in accordance with its terms except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law). Except (a) for required filings under the HSR Act, European Union merger control and any other applicable laws or regulations relating to antitrust or competition (collectively, "Antitrust Regulations") and (b) as set forth in Schedule 3.2, the execution, delivery and/or filing of this Agreement and the other Transaction Documents by SALD and each of the Sellers or Licensees party thereto and the consummation by SALD and each of the Sellers or Licensees of the transactions contemplated hereby and thereby will not (i) violate or conflict with any provision of the respective certificate of incorporation or by-laws or similar organizational documents of any of the Sellers or any Licensee, (ii) result in any breach or constitute any default (with or without notice or lapse of time, or both) under, or require any consent or give rise to a right of termination, cancellation, acceleration or amendment of any obligation or a loss of a benefit under, or result in the creation of any restriction, pledge, lien, claim, charge, security interest, option or other encumbrance of any nature whatsoever (collectively, "Liens") under, any Contract or any license (other than under any license granted by Purchaser or its subsidiary, The Polo/Lauren Company, L.P. or by one of the Licensees pursuant to a license granted by Purchaser or its subsidiary, The Polo/Lauren Company, L.P.) or permit to which SALD, any of the Sellers, or any Licensee or any of their respective properties or assets in respect of the Business is subject or is a party, or (iii) violate, conflict with or result in any breach under any provision of any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Authority applicable to SALD, any of the Sellers, or any Licensee or any of their respective properties or assets, except, in the case of clauses (ii) and (iii), to the extent that any such breach, default, termination, cancellation, acceleration, amendment, loss, Lien, violation, conflict, breach or loss would not have or would not be reasonably likely to have, individually or in the aggregate, a Business Material Adverse Effect, or a material adverse effect on the ability of each of the Sellers, taken as a whole, to consummate the transactions contemplated hereby (a "Seller Material Adverse Effect").

     3.3  Capitalization.

          (a) All of the shares of the Transferred Subsidiary Stock and shares of the capital stock of the other Transferred Subsidiaries have been validly issued and, to the extent applicable, as of the Closing Date will have been fully paid and nonassessable and are owned by SALD and/or one or more of the Sellers or Licensees free and clear of all Liens (except that certain of those shares are owned by other Persons for the purpose of compliance with applicable law as set forth on Schedule 3.3(a) (such shares collectively, the "Qualifying Shares"). The Transferred Subsidiary Stock represents all the issued and outstanding capital stock of the Transferred Subsidiaries listed under "Company Being Sold" on Exhibit A (except for the Qualifying Shares). Schedule 3.3(a) sets forth as of the date of this Agreement and as of the Closing Date, for each of the Transferred Subsidiaries the authorized capital stock, the number of shares of outstanding capital stock or the nominal amount of the shares, the number of shares of such outstanding capital stock owned by SALD and its Subsidiaries and the name of each such owner, including the Qualifying Shares. None of the shares of Transferred Subsidiary Stock and shares of the capital stock of the other Transferred Subsidiaries was issued in violation of any preemptive rights. There are no outstanding options, warrants, calls or other rights of any kind relating to the sale, transfer, registration, issuance or voting of any Transferred Subsidiary Stock or shares of the capital stock of the other Transferred Subsidiaries or any securities convertible into or exercisable or exchangeable for shares of Transferred Subsidiary Stock or shares of the capital stock of the other Transferred Subsidiaries and all of the options on Equity Interests of any of the Transferred Subsidiaries have been terminated. Upon consummation of the transactions contemplated by this Agreement, Purchaser or the applicable Designated Purchaser, assuming it shall have purchased the shares of Transferred Subsidiary Stock in good faith and without notice of any adverse claim, will own the shares of Transferred Subsidiary Stock free and clear of all Liens. Louis Dreyfus Investment Co.

Limited and Louis Dreyfus &Co. Limited are not insolvent and will not be insolvent at the time of or as a result (whether directly or indirectly) of
(i) performing their obligations under this Agreement or (ii) entering into any other agreement or arrangement, which causes all or any of the transactions contemplated by this Agreement to be set aside or subject to a Lien.

          (b) None of the Transferred Subsidiaries has issued any preferred equity securities to any of the Sellers.

     3.4  Governmental Approvals and Consents.

          None of SALD, the Sellers or any Licensee is subject to any order, judgment or decree which would prevent the consummation of the Purchase. No claim, legal action, suit, arbitration, governmental investigation, action or other legal or administrative proceeding is pending or, to the knowledge of SALD, threatened against SALD, any of the Sellers or any Licensee which would enjoin or delay the consummation of the Purchase. Except as set forth in any of Schedules 3.4, 3.8 and 3.11, and except for any consents required under any Antitrust Regulations, no material consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with, any United States or foreign, federal, state, provincial, municipal or local government, court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality ("Governmental Authority"), is required on the part of SALD or any of the Sellers or any Licensee in connection with the execution, delivery and/or filing of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, orders or authorizations, licenses or permits, filings or notices which have been obtained and remain in full force and effect. Notwithstanding any provision in this Agreement to the contrary, the inclusion of Schedule 3.4 shall not be deemed to constitute (i) any acknowledgment by SALD that it is the sole obligation of SALD to obtain or undertake to obtain or make all or any of the government approvals, consents, orders, authorizations, filings or notices which may be required in connection with the transactions contemplated by this Agreement (including, without limitation, those identified on Schedule 3.4) and (ii) a waiver by SALD of Purchaser's obligation under Section 4.3 also to obtain or undertake all or any of the government approvals, consents, orders, authorizations, filings or notices which may be required in connection with the transactions contemplated by this Agreement and under Sections 5.3 and 10.3 to cooperate with SALD in procuring all of the Governmental Authority Consents.

     3.5  Financial Statements.

          (a) Schedule 3.5 contains a copy of the audited combined balance sheet of the Business as of December 31, 1998 and the related combined statement of income for the year then ended, together with the accompanying footnotes (the "1998 Financial Statements"). The 1998 Financial Statements
(i) were prepared in accordance with the books of account and other financial records of the Business and (ii) present fairly in all material respects the combined financial position and the combined results of operations of the Business as of such dates and for such periods in accordance with GAAP as set forth in the auditor's opinion and as described in the notes to the 1998 Financial Statements.

          (b) Schedule 3.5 also contains a copy of the unaudited combined balance sheet of the Business as of June 30, 1999 and the related combined statement of income for the six months ended June 30, 1999 (such date hereinafter, the "Balance Sheet Date" and such financial statements hereinafter, the "June Financial Statements"). The June Financial Statements
(i) were prepared in accordance with the books of account and other financial records of the Business, (ii) present fairly in all material respects the combined financial position and the combined results of operations of the Business as of such dates and for such interim periods in accordance with GAAP and prepared on a basis consistent with the 1998 Financial Statements and (iii) have been prepared in accordance with GAAP, except that (i) normal and recurring adjustments that were not or are not expected to be in the aggregate material in amount have not been made and (ii) the information required to be included in the footnotes required by GAAP is not included.

     3.6  Absence of Certain Changes.

          Except as set forth in Schedule 3.6 or as otherwise permitted pursuant to this Agreement, since the Balance Sheet Date, (i) the Business has been conducted in all material respects in the ordinary course and in substantially the same manner as previously conducted and (ii) there has been no Seller Material Adverse Effect. Except as set forth in Schedule 3.6, since the Balance Sheet Date, none of the Licensees in respect of the Business has taken any of the actions referred to in Section 5.1.

     3.7  Contracts; Affiliate Transactions.

          (a) Except as arise under contracts which Purchaser or any of its Affiliates is a party to or has countersigned its acceptance and approval and except as otherwise disclosed in Schedules 3.7(c) (Leased Real Property), 3.10(a) (Intellectual Property Rights), 3.10(b) (Licenses) (the "Covered Schedules") and Schedules 3.7(a)(1), (a)(2) and (b), there are no commitments, contracts or groups of related contracts, indentures or agreements to which any Licensee in respect of the Business is a party or by which any Licensee is bound that relates to the Business (hereinafter "Contracts") that (i) involve commitments by any Licensee for terms of 12 months or longer and that involve, or are reasonably likely to involve, payment by any Licensee or Asset Seller or to any Licensee in each case of more than US$200,000 in the aggregate in the case of any individual Contract or group of related Contracts, (ii) involve obligations of any Licensee for borrowed money or to maintain deposits or advances of any kind or evidenced by bonds, debentures, notes or similar instruments or guarantees or capital lease obligations or any other obligations upon which interest charges are customarily paid, other than those entered into in the ordinary course of business or those that involve commitments to lend not in excess of US$200,000, (iii) involve any non-compete agreement that will be applicable to any Licensee following the Closing, (iv) constitute material joint venture or partnership agreements or (v) constitute equipment or machinery financial leases in respect of equipment or machinery with an original asset value in excess of US$200,000. Each of the Contracts (including each of the Contracts listed on the Covered Schedules) is valid and binding on the respective Licensee that is a party thereto and, to the best of SALD's knowledge and belief, on each other party thereto, and is in full force and effect according to its terms, except where the failure to be in full force and effect would not, individually or in the aggregate, have a Business Material Adverse Effect, and the Licensees that are parties thereto are not in default or breach under any such Contract, except where such default or breach would not, individually or in the aggregate, have a Business Material Adverse Effect. The consummation of the transactions contemplated by this Agreement shall not, by itself, cause any Contract to fail to continue in full force and effect without penalty or other adverse consequence.

          (b) Except as disclosed in Schedule 3.7(b), there are no material contracts, commitments, agreements, arrangements or other transactions to which any Licensee is a party or by which any Licensee is bound which relate to the Business with any current or former officer, director, shareholder, employee, consultant, agent, other representative or any other Affiliate of any Licensee.

          (c) The Licensees do not own any real property or interests (other than as lessees) in real property in respect of the Business. Schedule 3.7(c)(1) sets forth a list of all material leases for any real property or interests in real property leased by any Licensee in respect of the Business.
Schedule 3.7(c)(2) identifies the location of all retail stores operated by the Licensees in the Business.

     3.8  Litigation.

          Except as set forth in any of Schedules 3.4, 3.8 and 3.11, there are no actions, suits, proceedings or investigations pending or, to the knowledge of SALD, threatened in law or in equity, or before any Governmental

Authority, against any Licensee. None of the matters set forth in any of Schedules 3.4, 3.8 and 3.11 is reasonably likely to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby in any material respect.

     3.9  Insurance.

          The Licensees maintain with insurers that SALD believes, reasonably and in good faith after due investigation, are financially sound and reputable insurance with respect to the Business and properties against loss or damage of the kinds that SALD believes, reasonably and in good faith after due investigation, is customarily carried or maintained under similar circumstances by entities of established reputation engaged in similar businesses in the jurisdictions where the respective Licensees conduct their business. To the best of SALD's knowledge and belief, such policies are legal, valid, binding, enforceable in accordance with their terms and in full force and effect; no Licensee is in breach or default thereunder; and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification under any such policy other than to the extent any such policy is due to expire in accordance with its terms. Some of the insurance carried by the Licensees is either provided (i) under group policies that cover SALD and its Subsidiaries or (ii) under policies whose terms and conditions (including, but not limited to, the premiums and deductibles) are a result of the Licensees' affiliation with SALD and its Subsidiaries. Accordingly, effective as of the Closing Date the insurance coverage described above in clause (i) will terminate and the coverage described above in clause (ii) may change, terminate, or not be replaceable and SALD will have no obligation to obtain insurance coverage that continues after the Closing.

     3.10 Intellectual Property Rights.

          (a) Except with respect to Section 3.10(a)(i) and (ii), for the Intellectual Property rights granted by Purchaser or Purchaser's subsidiary, The Polo/Lauren Company, L.P., and with respect to Section 3.10(a)(iii), for contracts which Purchaser or any of its Affiliates is a party to or has countersigned its acceptance and approval, Schedule 3.10(a) contains (i) a list of all the patents, copyright registrations, mask work registrations and applications therefor included in the Purchased Assets, (ii) a list of all of the trademark and service mark registrations and applications therefor owned by the Licensees and (iii) a list of all Contracts involving licenses granted by the Sellers or any of their Subsidiaries to any third party with respect to any item of Intellectual Property included in the Purchased Assets or owned by a Licensee, all as of the date of this Agreement.

          (b) Schedule 3.10(b) contains a list of all Contracts that grant a license for the use of Intellectual Property (other than for the use of software) granted to any Licensee in respect of the Business, all as of the date of this Agreement.

          (c) Except for the licensed use of computer software, the Intellectual Property owned by the Licensees in respect of the Business or included in the Purchased Assets or the Contracts listed in Schedule 3.10(b) comprise all of the Intellectual Property rights owned by or licensed to SALD, the Licensees or their Subsidiaries necessary for the conduct and operation of the Business in all material respects as of the date hereof.

          (d) All computer software and, as applicable, machinery and equipment material to the Business, to the best knowledge and belief of SALD, is either: (i) Year 2000 Compliant or (ii) timely expected to be Year 2000 Compliant, as commercially required.

     3.11 Tax Matters.

          Except as set forth in Schedule 3.11:

          (a) Each of the Licensees in respect of the Business and each of the Transferred Subsidiaries has duly and timely filed (after giving effect to any valid extension of time in which to make such filings) or been included in all Tax Returns that it, or the relevant Entity Seller or Affiliate, as the case may be, is required to have filed and all such Tax Returns are true, correct and complete in all material respects.

          (b) All amounts required to be shown on such Tax Returns as due and Taxes otherwise due from the Licensees or Transferred Subsidiaries either directly, or as part of the consolidated tax return of another taxpayer, have been fully and timely paid.

          (c) No waivers of statute of limitations have been given or requested with respect to the Tax Returns covering any Licensee or Transferred Subsidiary with respect to any Taxes payable by it.

          (d) There are no liens for Taxes upon any assets of any of the Licensees, the Transferred Subsidiaries or the Purchased Assets other than with respect to Taxes not yet due and payable.

          (e) Each of the Licensees and Transferred Subsidiaries has, or has caused to be, duly and timely reported and withheld from or on behalf of its respective employees, all income, social security, unemployment insurance and other employment taxes or obligations of any kind whatsoever (including, without limitation, U.K. national insurance contributions and PAYE obligations) and has either paid over to the appropriate taxing authority, or set aside, all material amounts required to be collected or withheld. No Transferred Subsidiary or Licensee has received any notice that it is or has been in violation (or with notice will be in violation) of any applicable law relating to the payment or withholding of Taxes.

          (f) No deficiency for any Tax has been assessed with respect to any of the Licensees or the Transferred Subsidiaries which has not been paid in full. No adjustment relating to any Tax Return described in Section 3.11(a) hereof has been proposed formally by any taxing authority. There are no requests for information currently outstanding that could affect the Taxes of any Licensee or Transferred Subsidiary. There are no pending audits, actions or proceedings with respect to Taxes of any of the Licensees nor have any of the Licensees or the Transferred Subsidiaries, received any notice from any taxing authority that it intends to conduct such an audit, action or proceeding. There are no proposed reassessments of any real property owned by any Licensee. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect any Licensee or Transferred Subsidiary.

          (g) No consent under Section 341(f) of the Code has been filed with respect to any of the Transferred Subsidiaries.

          (h) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or non-U.S. law that could affect the Taxes of any of the Transferred Subsidiaries or Licensees for periods ending after the Closing Date has been entered into by or with respect to the Transferred Subsidiaries or Licensees.

          (i) No Transferred Subsidiary or Licensee has either agreed to or is required to make any adjustment with respect to taxable periods ending after the Closing Date pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of such Transferred Subsidiary or Licensee, there is no application pending with any taxing authority requesting permission for any such change in any accounting method of such Transferred Subsidiary or Licensee and the Internal Revenue Service ("IRS") has not proposed any such adjustment or change in accounting method.

          (j) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment by any Transferred Subsidiary or Licensee of any amount that would not be deductible by such Transferred Subsidiary or Licensee during any period commencing on or after the Closing Date by reason of Section 280G of the Code or any similar or analogous provision of state, local or non-U.S. law.

          (k) Each Licensee has timely filed or caused to be filed all Tax Returns required to be filed with respect to it and has paid or provided for all deficiencies or other assessments of Tax owed by it for all tax periods ending on or prior to the Closing Date which if unpaid would result in a Lien upon or in respect of any of the Purchased Assets. No state of facts exists or has existed with respect to any of the Sellers that would constitute grounds for the assessment against the Designated Purchasers, whether by reason of transferee liability or otherwise, of any liability for any Tax, whether or not measured in whole or in part by net income, attributable to any period ending on or before the Closing Date relating to the Sellers' income, assets and operations, including the Purchased Assets, or arising out of the transactions contemplated pursuant to this Agreement.

          (l) No Transferred Subsidiary or Licensee is a "real estate company" under Article 726 2 degrees of the French tax code.

          (m) Each Licensee or Transferred Subsidiary has maintained sufficient records to enable it to calculate any present or, to the extent reasonably possible, future Tax liability, including any entitlement to Relief.

          (n) The representations set forth in this Section 3.11(n) apply only with respect to the Transferred Subsidiaries and Licensees located in the United Kingdom (each a "U.K. Company").

               (i) To the extent that any U.K. Company has acquired any asset other than from an unrelated third party, such acquisition was effected through an arm's length transaction.

               (ii) No U.K. Company has incurred or will incur any Tax liability as a result of any other person's unsatisfied liability for U.K. capital gains tax or corporation tax on chargeable gains.

               (iii) Each U.K. Company has at all times since its formation been a resident of the United Kingdom and has not at any time been a resident of any non-U.K. jurisdiction.

               (iv) Each U.K. Company: (x) is a registered and taxable person for purposes of the VATA and (y) is entitled under the VATA to credit for all of its input tax.

               (v) Each U.K. Company has all of the documentation necessary to the establishment or enforcement of title to any asset which, in the United Kingdom or in any other jurisdiction, attracts stamp duty, and as of the Closing all such documentation will have been stamped with a particular stamp denoting that no duty is chargeable or has been stamped by the relevant Taxing Authority. No documentation located outside the United Kingdom would attract stamp duty if such document was brought into the United Kingdom.

          (o) If Poloco Limited, Polo Factory Outlet (UK) Limited or Polo Jeans Company (Europe) Ltd. is transferred to an Entity Seller that is a U.S. entity, then prior to the Closing Date, a "check the box" election pursuant to Treas. Reg. Section 301.7701-3 shall be made to classify Poloco Limited, Polo Factory Outlet (UK) Limited or Polo Jeans Company (Europe) Ltd., as applicable, as a single owner entity that is disregarded for U.S. federal income tax purposes.

     3.12 Employee Benefits.

          (a)  Definitions.

               (i)  "Labor Code" shall mean the French Labor Code.

               (ii) "Professional Employees' Collective Agreement" shall mean an agreement governed by Article L.132-11 et seq. of the Labor Code.

               (iii) "Company Employees' Collective Agreement" shall mean an agreement governed by Article L.132-18 et seq. of the Labor Code.

               (iv) "Employee Benefit Plan" shall mean any oral or written express or implied employee benefit or welfare plan or policy including, without limitation, medical, disability, life insurance, pension, retirement, profit-sharing, stock option, savings, compensation policy, bonus plan, golden parachute, severance or redundancy policy, vacation, sick leave, or other perquisite under which any Transferred Subsidiary has current or contingent liability with respect to any of its current or former directors, officers, employees, agents or consultants or which is otherwise maintained or contributed to for the benefit of current or former directors, officers, employees, agents or consultants in respect of services provided to any company being sold or with respect to the Business for which any Transferred Subsidiary would have any liability.

          (b) Schedule 3.12 contains a complete list of all Employee Benefit Plans.

          (c) Each Employee Benefit Plan set forth on Schedule 3.12 has been administered in accordance with its terms and each Transferred Subsidiary and its respective Affiliates has met its obligations with respect to such Employee Benefit Plan and has made all required contributions or payments thereto. Each Transferred Subsidiary and all Employee Benefit Plans are in compliance with (i) all applicable provisions of the Labor Code and other applicable law, the regulations, directives and orders thereunder (including any special provisions relating to qualified plans where such Employee Benefit Plan was intended to so qualify) and has been maintained in good standing with any regulatory authorities, (ii) all Professional Employees' Collective Agreements applicable to any employees of any Transferred Subsidiary and (iii) all Company Employees' Collective Agreements applicable to any employees of any Transferred Subsidiary.

          (d) The Transferred Subsidiaries have furnished to Purchaser copies of each written Employee Benefit Plan set forth on Schedule 3.12 and disclosed the contents of any oral or implied Employee Benefits Plan set forth on Schedule 3.12 to the Purchaser. There has been no amendment to, written interpretation of or announcement (whether or not written) by a Transferred Subsidiary or any of its Affiliates relating to, or changing employee participation or coverage under, any Employee Benefit Plan that would increase materially the expense of maintaining such Employee Benefit Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof. According to the actuarial assumptions and valuations most recently used for the purpose of funding each Employee Benefit Plan (or, if the same has no such assumptions and valuations or is unfunded, according to the actuarial assumptions and valuations in use by the Pension Benefit Guaranty Corporation ("PBGC") on the date hereof), as of the date hereof the total amount or value of the funds available under such Employee Benefit Plan to pay benefits accrued thereunder or segregated in respect of such accrued benefits, together with any reserve or accrual with respect thereto, exceeded the present value of all benefits (actual or contingent) accrued as of the date hereof for all participants and past participants therein in respect of which a Transferred Subsidiary or any of its Affiliates has or would have any obligation after the Closing. From and after the Closing Date, Purchaser and its Affiliates will get the full benefit of any such funds, accruals or reserves.

          (e) No current or former director, officer, employee, agent or consultant of any Licensee will become entitled to any bonus, retirement, severance, job security or other benefit or enhanced benefit (including acceleration of vesting or exercise of an incentive award) from any Transferred Subsidiary as a result of the transactions contemplated hereby.

          (f) No Employee Benefit Plan set forth on Schedule 3.12 is subject to the Employee Retirement Income Security Act of 1974, as amended, or the Internal Revenue Code of 1986, as amended.

     3.13 Labor Matters.

          Except as set forth on Schedule 3.13, no Licensee is presently a party to any collective bargaining agreement, subject to a legal duty to bargain with any labor organization on behalf of employees or the object of any attempt to organize employees for collective bargaining or similar purposes or presently operating under an expired collective bargaining agreement. As of the date of this Agreement, no Licensee is or has been a party to or subject to any pending strike, work stoppage, organizing attempt, picketing, boycott or similar activity. The compliance by Poloco S.A. with French laws relating to employment is being audited by the French work authorities.

     3.14 Environmental Matters.

          Except (a) as disclosed in Schedule 3.14 or (b) as would not, individually or in the aggregate, be reasonably likely to have a Business Material Adverse Effect, to the best of SALD's knowledge and belief: (i) the Licensees are in compliance in all material respects with all applicable Environmental Laws and (ii) the Licensees are in material compliance with and possess all applicable Environmental Permits required under such Environmental Laws to operate the Business as it is currently operated, and as of the date of this Agreement there are no proceedings pending or, to the knowledge of SALD, threatened to revoke, rescind or alter any such Environmental Permits. Notwithstanding the generality of any other representations and warranties in this Agreement, this Section 3.14 shall be deemed to contain the only representations and warranties in this Agreement with respect to matters relating to Environmental Laws.

     3.15 Transferred Assets and the Business; Dissolved and Dormant
Subsidiaries.

          (a) The transfer of the Transferred Subsidiary Stock and the Purchased Assets will constitute a conveyance of all the assets, properties and rights used by the Licensees to conduct the Business in all material respects as currently conducted. The Licensees are the only direct and indirect subsidiaries of the Entity Sellers which conduct the Business.

          (b) As of the Closing Date, each of LD Retail Management Greece S.A., a corporation organized under the laws of Greece, LDRM Ireland Ltd., a corporation organized under the laws of Ireland, and Netherlands PRL Retail Management B.V., a corporation organized under the laws of the Netherlands, will have been dissolved, except to the extent that certain ministerial actions required to complete the dissolution of LD Retail Management Greece S.A. have not been obtained due to a delay caused by factors that are reasonably beyond the control of the Sellers and the Transferred Subsidiaries; and the Licensees will have no outstanding liabilities or obligations of any nature or kind whatsoever as a result of such dissolution.

          (c) Silvestro Inc. is a corporation organized under the laws of the Virgin Islands, the exclusive management of which has been under the control of an affiliate of Purchaser, and accordingly Seller makes no representations or warranties regarding the status of Silvestro Inc. or the existence of any outstanding liabilities or obligations.

     3.16 Undisclosed Liabilities.

          To the best of SALD's knowledge and belief, the Licensees do not have any liabilities or obligations of any nature or kind whatsoever (whether absolute, accrued, contingent or otherwise), other than (i) liabilities that are reserved against or reflected in the balance sheet included in the Financial Statements (or described in the notes thereto) in a manner consistent with prior practices, (ii) liabilities incurred in the ordinary course of business since the Balance Sheet Date or (iii) other liabilities that would not, in the aggregate, be material.

     3.17 Receivables.

          All accounts and notes receivable reflected on the 1998 Financial Statements, and all accounts and notes receivable arising subsequent to the 1998 Financial Statements, (i) have arisen in the ordinary course of business of the Licensees and (ii) subject only to a reserve for bad debts computed in a manner consistent with past practice and reasonably estimated to reflect the probable results of collection, have been collected, are collectible or will be collectible, assuming performance by Purchaser in accordance with
Section 5.14(c), in the ordinary course of business of the Licensees in the aggregate recorded amounts thereof in accordance with their terms.

     3.18 Inventories.

          As of the Closing Date, the inventory of the Licensees is in good and merchantable condition, and suitable and usable or salable in the ordinary course of business for the purposes for which intended. Neither the Licensees nor any of the Sellers knows of any adverse condition affecting the supply of materials available to any of the Licensees.

     3.19 Finders; Brokers.

          None of the Sellers or any of the Licensees has employed any finder or broker in connection with the Purchase who would have a valid claim for a fee or commission from Purchaser or any of the Licensees in connection with the sale and purchase provided for in this Agreement.

                                  ARTICLE IV

                         REPRESENTATIONS OF PURCHASER

     Purchaser represents and warrants to SALD as follows:

     4.1  Corporate Existence.

          Purchaser and each of the Designated Purchasers is duly organized and validly existing and, where applicable, in good standing, under the laws of the jurisdiction of its organization and has the requisite power and authority to execute and deliver this Agreement (in the case of Purchaser) and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.

     4.2  Corporate Authority.

          This Agreement and the Transfer Documents to which Purchaser and/or any Designated Purchaser is a party and the consummation of the transactions contemplated hereby and thereby involving such persons have been or, in the case of the other Transaction Documents, prior to the Closing, will be duly authorized by the Purchaser and such Designated Purchaser, by all requisite corporate, shareholder, partnership or other action prior to the Closing, and Purchaser and each Designated Purchaser has or at or prior to the Closing will have full and complete right, power and authority to execute, deliver and/or file the Transaction Documents to which it is a party and to perform its obligations hereunder or thereunder. This Agreement has been duly executed and delivered by Purchaser, and the other Transaction Documents will be duly executed, delivered and/or filed by Purchaser and any Designated Purchaser party thereto, and (assuming due authorization by the applicable Seller) this Agreement constitutes, and the other Transaction Documents when so executed, delivered and/or filed will constitute, a valid and legally binding obligation of Purchaser and/or any Designated Purchaser party thereto, enforceable against it or them, as the case may be, in accordance with its terms except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law). The execution, delivery and/or filing of this Agreement and the other Transaction Documents by Purchaser and/or any Designated Purchaser party thereto and the consummation by Purchaser and/or any Designated Purchaser of the transactions contemplated hereby and thereby will not (i) violate or conflict with any provision of the respective certificate of incorporation or by-laws or similar organizational documents of Purchaser and/or any Designated Purchaser, (ii) result in any breach or constitute any material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien under any contract, indenture, mortgage, lease, note or other agreement or instrument to which Purchaser and/or any Designated Purchaser is subject or is a party, or (iii) violate, conflict with or result in any breach under any provision of any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Authority applicable to Purchaser and/or any Designated Purchaser or any of their respective properties or assets, except, in the case of clauses (ii) and (iii), to the extent that any such default, violation, conflict, breach or loss would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser and/or any Designated Purchaser to consummate the transactions contemplated hereby and thereby (a "Purchaser Material Adverse Effect").

     4.3  Governmental Approvals and Consents.

          Neither Purchaser nor any Designated Purchaser is subject to any order, judgment or decree which would prevent the consummation of the sale and purchase provided for in this Agreement. No claim, legal action, suit, arbitration, governmental investigation, action or other legal or administrative proceeding is pending or, to the knowledge of Purchaser, threatened against Purchaser or any Designated Purchaser which would enjoin or delay the consummation of the Purchase. Except as set forth on Schedule
4.3 and except for any consents required under any applicable Antitrust Regulations, no consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with, any Governmental Authority, is required on the part of Purchaser or any Designated Purchaser in connection with the execution, delivery and/or filing of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby except for such consents, approvals, orders or authorizations of, licenses or permits, filings or notices which have been obtained and remain in full force and effect and those with respect to which the failure to have obtained or to remain in full force and effect would not, individually or in the aggregate, have a Purchaser Material Adverse Effect. Notwithstanding any provision in this Agreement to the contrary, the inclusion of Schedule 4.3 shall not be deemed to constitute (i) any acknowledgment by Purchaser that it is the sole obligation of Purchaser to obtain or undertake all or any of the government approvals, consents, orders, authorizations, filings or notices which may be required in connection with the transactions contemplated by this Agreement (including, without limitation, those identified on Schedule 4.3) and (ii) a waiver by Purchaser of SALD's obligation under Section 3.4 also to obtain or undertake to obtain or make all or any of the government approvals, consents, orders, authorizations, filings or notices which may be required in connection with the transactions contemplated by this Agreement and under Sections 5.3 and 10.3 to cooperate with Purchaser in procuring all of the Governmental Authority Consents.

     4.4  Finders; Brokers.

          None of Purchaser or any of its Subsidiaries has employed any finder or broker in connection with the sale and purchase who would have a valid claim for a fee or commission from any of the Sellers in connection with the sale and purchase provided for in this Agreement.

                                   ARTICLE V

                       AGREEMENTS OF PURCHASER AND SALD

     5.1  Operation of the Business.

          Between the date hereof and the Closing Date, SALD will cause the Licensees to, and the Licensees shall, carry on the Business in a manner consistent with past practices (which shall include, as being so consistent, the making of payments or dividends to SALD or any of its Affiliates, or a person designated by SALD or any of its Affiliates, to satisfy outstanding obligations to the extent permitted by law), with respect to all operational matters and in a manner to maximize on a prudent basis the profitability of the Business on a combined basis, but without taking action that would normally be expected to jeopardize the Business' ability to retain such profitability (with normal and expected growth) in subsequent years and without limitation, shall not, and shall cause each of the Licensees not to, take any of the following actions in this Section 5.1 without the prior written consent of Purchaser:

          (a) the consolidation, combination or merger with or into any other Person (other than a consolidation, combination or merger of any of the Sellers or any Licensee with another Licensee);

          (b) the sale, assignment, transfer or lease of any material assets of the Business or any of the Licensees other than in the ordinary course of business;

          (c) the issuance or sale by any of the Licensees of any of its equity securities (or securities exercisable for, exchangeable for or convertible into such securities), except as contemplated under this Agreement;

          (d) the involvement by any of the Licensees in any line of business other than the lines of business currently comprising the Business;

          (e) the winding up, dissolution, administration, receivership, composition with creditors generally or liquidation, or any analogous or similar process or proceeding in any jurisdiction in which any of the

Licensees operates of any of the Licensees except as contemplated under
Section 3.15;

          (f) the voluntary bankruptcy or winding up of any of the Licensees;

          (g) any transaction, agreement, understanding or arrangement entered into by any of the Licensees, other than those entered into in the ordinary course of business and consistent with past practices, which could have the result of imposing any liability or obligation on Purchaser or any of its affiliates or any person, successor, or assignee of Purchaser at that time, except as contemplated by this Agreement;

          (h) any requirement that Purchaser contribute any capital to the Business or to any of the Licensees; and

          (i) any transfer by any of the Licensees of any interest under any of its licenses pursuant to which it conducts the Business or portion thereof.

     5.2  Investigation of Business.

          In order to facilitate its assuming operation of the Business on the Closing Date and to confirm that the conditions set forth in Section 6.3(a), (b) and (d) are or will be satisfied, but for no other purpose, prior to the Closing Date, Purchaser may make or cause to be made such investigation of the business, properties and assets of the Business and of its financial and legal condition as Purchaser deems necessary or advisable. SALD will, or will cause the Licensees to, permit Purchaser and its authorized agents or representatives, including its independent accountants and legal counsel, to have reasonable access to the properties, books and records of the Licensees at reasonable hours to review information and documentation relative to the properties, books, contracts, commitments and other records of the Licensees and reasonable access to the officers, directors, employees, agents and accounts of the Licensees.

     5.3  Best Efforts; No Inconsistent Action.

          SALD and Purchaser will act in good faith and to use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and to cause the conditions to each Party's obligation to close the transactions contemplated hereby as set forth in Article VI to be satisfied, including applying for promptly and doing all things necessary to obtain by the Closing Date all licenses, certificates, permits, approvals, clearances, authorizations, qualifications and orders (each a "Consent") of any Governmental Authority required for the satisfaction of Section 6.1(b) to the extent set forth therein, and in connection therewith (i) to minimize any negative tax and other costs to the other Party but without material cost to itself and only to the extent practicable, (ii) to obtain all other Consents listed on Schedules 3.2, 3.4 and 4.3, (it being understood that the failure to obtain any such Consents shall not, in and of itself, cause the condition set forth in Section 6.3(b) to be deemed not to be satisfied) and (iii) to effect the orderly transition of employees and to modify, amend or cause the assumption by another person of employee benefit arrangements which, as a result of the sale and purchase provided for in this Agreement, need to be modified, amended or assumed pursuant to applicable law.

     5.4  Intercompany Transactions.

          (a) Effective on or prior to the Closing Date, to the extent practicable, SALD will, and will cause its Subsidiaries to, use their reasonable best efforts to cause all intercompany payables owed by any Transferred Subsidiary (except for the Asset Sellers) to SALD or any Subsidiaries of SALD which are not Transferred Subsidiaries to be paid; and if and to the extent that any of those payables remains unpaid after the Closing Date, Purchaser will cause it to be paid no later than 30 days thereafter. As stated above in Section 2.1, Purchaser shall have no obligations pursuant to this Section 5.4 to repay the Promissory Note.

          (b)  Notwithstanding the provisions of paragraph (a) of this
Section 5.4, (i) Purchaser will pay or cause to be paid all amounts due under Tax allocation and sharing agreements as shown as a Current Liability on the Closing Date Financial Statements within 90 days after the Closing Date and
(ii) Purchaser will promptly and directly pay or cause to be paid to the relevant taxing authority or SALD, as applicable, Taxes assessed against SALD or any Transferred Subsidiary (or its successor) with respect to that Transferred Subsidiary's operations during the Pre-Closing Period; provided, however, that Purchaser will be required to make or cause to be made a payment pursuant to this subsection (ii) only to the extent that SALD shall have previously or simultaneously delivered to Purchaser in cash the full amount of the corresponding indemnification payment, if any, owing under
Article VIII.

          (c) Effective on or prior to the Closing Date SALD will cause the termination of (i) the contract between SALD and Poloco S.A. for general administrative and office services including, but not limited to, accounting and tax support; (ii) the contract between Louis Dreyfus & Co. Limited and Poloco Limited for general administrative and office services including, but not limited to, accounting support; (iii) the contract between Louis Dreyfus & Co. Limited and Polo Jeans Company (Europe) Limited for general administrative and office services including, but not limited to, accounting support; (iv) the contract between Louis Dreyfus & Co. Limited and Polo

Factory Outlet (U.K.) Limited for general administrative and office services including, but not limited to, accounting support; (v) the contract between Louis Dreyfus Energy Limited and Poloco Limited for tax services; (vi) the contract between Louis Dreyfus Energy Limited and Polo Jeans Company (Europe) Limited for tax services; (vii) the contract between Louis Dreyfus Energy Limited and Polo Factory Outlet (UK) Limited for tax services; (viii) the contract between Louis Dreyfus Trading Limited and Poloco Limited for payroll services and personnel management; (ix) the contract between Louis Dreyfus Trading Limited and Polo Jeans Company (Europe) Limited for payroll services and personnel management; and (x) the contract between Louis Dreyfus Trading Limited and Polo Factory Outlet (UK) Limited for payroll services and personnel management.

     5.5  Non-Solicitation of Employees; Confidentiality.

          (a) Except as shown on Schedule 5.5(a), for a period of two years after the Closing Date, SALD shall not, and shall cause each of its Subsidiaries not to, solicit or recruit any employees of the Business; provided, however, that SALD shall have no obligation to Purchaser to assure the continued employment by Purchaser or any of its Subsidiaries of any of the employees of the Business and except that SALD and any of its Subsidiaries may employ any of those employees so long as neither SALD nor any of its Subsidiaries has so solicited or recruited their employment.

          (b) For a period of two years after the Closing Date, Purchaser shall not, and shall cause each of its Subsidiaries not to, solicit or recruit, directly or indirectly, any employee of SALD or any of SALD's Subsidiaries who is employed on the Closing Date by SALD or any of SALD's Subsidiaries that is not a Transferred Subsidiary or Licensee and those persons who are engaged in providing services to the Business prior to the Closing or after the Closing under a Transition Services agreement referred to in Section 5.9; except that Purchaser and its Subsidiaries may employ (i) any of those employees so long as neither Purchaser nor any of its Subsidiaries has so solicited or recruited any employee and (ii) any of those employees whose principal activity and/or responsibility for SALD prior to the Closing Date is the Business.

          (c) Except as may be required to comply with any law or legal process, SALD shall not, and shall cause each of its Subsidiaries not to, disclose or furnish to anyone any confidential information relating to the Business.

     5.6  Tax Matters.

          (a) Preparation of Tax Returns; Payment of Taxes. SALD or Purchaser shall, or Purchaser shall cause the Transferred Subsidiaries to, as applicable, prepare and file or cause to be filed when due all U.S. federal, state, local and non-U.S. income and franchise Tax Returns required to be filed by or with respect to the Transferred Subsidiaries for all taxable years or periods ending on or prior to the Closing Date in a manner consistent with prior tax years unless different treatment is required by applicable law. SALD shall allow Purchaser the opportunity to review and comment upon any Tax Returns to be filed by the Transferred Subsidiaries (and any relevant portion of the Tax Returns of SALD and any of SALD's Subsidiaries relevant to the Transferred Subsidiaries). Without limitation to the obligations of SALD or the Entity Sellers under Section 8.4, SALD shall pay when due any and all Taxes shown to be due on such Tax Returns. Purchaser shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Transferred Subsidiaries for taxable years or periods ending after the Closing Date and shall remit when due any Taxes due in respect of such Tax Returns.

          (b) Contests. (i) Purchaser shall notify SALD in writing promptly (and in any event within no more than 10 Business Days) upon receipt by Purchaser, any of its Affiliates or the Transferred Subsidiaries of notice of any pending or threatened Federal, state, local or non-U.S. income or franchise tax audits or assessments or notification of any claim for taxation which may materially affect the Tax liabilities of the Transferred Subsidiaries for which SALD or the Entity Sellers would be required to indemnify a Purchaser Indemnified Party pursuant to Section 8.4; provided, however, that a failure to give such notice shall not affect such Purchaser Indemnified Party's rights to indemnification thereunder, except to the extent, if any, that, but for such failure, SALD or the Entity Sellers could have avoided or reduced the Tax liability in question. SALD shall have the right to control, and in that connection, shall be empowered by Purchaser with the necessary authority for, the conduct of any audit, or the prosecution or defense of any such audit or claim or administrative or judicial proceeding relating to any Pre-Closing Period (other than an Interim Period (as defined in Section 8.4(a)), the treatment of which is discussed in
Section 5.6(b)(ii)), and to employ counsel of its own choosing and at its expense. Notwithstanding the foregoing, SALD may not settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect the liability for Taxes of Purchaser or the Transferred Subsidiaries for any period after the Closing Date (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of any amortization or depreciation deductions, the reduction of loss or credit carryforwards or the denial or reduction of any credit or similar item) without the prior written consent of

Purchaser, which consent shall not be unreasonably withheld or delayed. As of the date of this Agreement, Purchaser and its representatives shall be entitled, at the expense of Purchaser, to participate in any such audit, or the prosecution or defense of any such audit or claim or administrative or judicial proceeding (including, but not limited to the audits of Poloco, S.A. currently being conducted by the French taxing authorities (the "French Tax Audit")). If SALD does not assume the responsibility for the conduct or defense of any such audit or claim or proceeding promptly (and in any event within no more than 10 Business Days), Purchaser (or its representatives) may, at SALD's reasonable expense and without any effect on the rights of any Purchaser Indemnified Party to indemnification under Section 8.4, defend the same in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding.

               (ii) SALD shall be entitled, at the sole expense of SALD, to participate in the prosecution or the defense of any claim for Taxes for an Interim Period which may be subject to indemnification pursuant to Section 8.4, provided, however, that, notwithstanding the foregoing, SALD shall not be entitled to settle or otherwise compromise, either administratively or after the commencement of litigation, any such Tax claim without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed) if the settlement or compromise would result in any additional liability for Taxes of Purchaser or the Transferred Subsidiaries for such Interim Period or any period after the Closing Date (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of any amortization or depreciation deductions, the reduction of loss or credit carryforwards or the denial or reduction of any credit or similar item) which would not be fully indemnified by SALD and the Entity Sellers under Section 8.4. Purchaser and the Transferred Subsidiaries shall not agree to settle any Tax claim for the portion of the year or period ending on the Closing Date which may be subject to indemnification by SALD or the Entity Sellers under Section 8.4 without the prior written consent of SALD, which consent shall not be unreasonably withheld or delayed. Except as otherwise provided in Section 5.6(a) and this
Section 5.6(b), Purchaser shall control at its own expense any and all audit, administrative and judicial proceedings related to the Taxes of the Transferred Subsidiaries.

          (c) Time of Payment. Except as otherwise provided in Section 5.6(a), payment of any amounts due under this Section 5.6 in respect of Taxes shall be made by SALD or the Entity Sellers not later than the later of (i) 10 Business Days before the due date, and (ii) 5 Business Days after Purchaser has notified SALD or the Entity Sellers (whichever is applicable), of the applicable estimated or final Tax Return required under Section 5.6 to be filed by Purchaser on which is required to be reported Taxes for an Interim Period for which SALD or any of the Entity Sellers is responsible under Section 8.4, or, with respect to other indemnity payments due from SALD or the Entity Sellers under Section 8.4, shall be paid not later than the later of (i) 10 Business Days following a settlement or compromise of an assessment or collection of a Tax by a taxing authority or a "determination" as defined in Section 1313(a) of the Code or any similar or analogous provision of state, local or non-U.S. law and (ii) 5 Business Days after Purchaser has notified SALD or the Entity Sellers (whichever is applicable) of the amount due, if liability under this Section 5.6 is in respect of other costs or expenses other than Taxes, payment by SALD or the Entity Sellers of any such amounts shall be made within 10 Business Days after the date that SALD has been notified by Purchaser in writing that SALD has a liability for a determination amount under this Section 5.6 and SALD is provided with calculations or other material supporting SALD's liability for such amounts. This provision shall apply pari passu to payments required to be made by Purchaser to SALD.

          (d) Cooperation and Exchange of Information. SALD and Purchaser shall, and Purchaser shall cause the Transferred Subsidiaries to, provide each other with such cooperation and information as any of them reasonably may request of another in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include the preparation of tax packages or pro forma separate company Tax Returns as may be applicable for SALD in substantially the same form in which such information customarily was provided to SALD in previous Tax periods and providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by Tax authorities. Such information shall be provided at the time specified by SALD so as to enable SALD to comply. Each such party shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Subject to the preceding sentence, each party required to prepare Tax Returns pursuant to this Agreement shall bear all costs of preparing and filing such Tax Returns.
Each such party will retain all Tax Returns, schedules and work papers and all material records or other documents relating to Tax matters of the Transferred Subsidiaries for their Tax period first ending after the Closing Date and for all prior Tax periods until the later of (i) the expiration of the statute of limitations of the Tax periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by another party in writing of such extensions for the respective Tax periods, or (ii) eight years following the due date (without extension) for such Tax Returns. Any information obtained under this Section 5.6(d) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

          (e) Taxes for the Interim Period. For purposes of computing the Taxes for the Interim Period for which SALD and the Entity Sellers are liable under Sections 5.6 and 8.4, Taxes shall be computed for the period beginning on the first day of the then current fiscal year and ending as if the tax year ended on the Closing Date. Nothing herein shall be interpreted to require the parties to elect with any relevant taxing authority to treat the Closing Date as the last day of the tax year.

          (f) Tax Sharing Agreements. Any written or unwritten Tax allocation or sharing agreement to which any of the Transferred Subsidiaries is a party (including without limitation, any agreement or arrangement requiring any of the Transferred Subsidiaries to pay another Person for the use of such Person's losses, credits or other tax benefits) shall be terminated and of no further force and effect as of the Closing Date except that any obligation arising under any written or unwritten Tax allocation or sharing agreement for a Pre-Closing Period shall survive to the extent (i) the liability for such obligation is reflected on the Closing Date Financial Statements as a current liability or (ii) such obligation is described in
Section 5.4(b)(ii).

     5.7  Reserved.

     5.8  Working Capital Facility.

          (a) Purchaser will assume the obligations, succeed to the rights and use commercially reasonable efforts to cause SALD and any of SALD's Subsidiaries party thereto to be released as guarantor of any indebtedness to third party lenders for the Jeans Business (each, a "Facility"), so long as, as of the Closing Date: (i) SALD is in compliance with all financial covenants, including any working capital requirements, under the agreements documenting any Facility and (ii) no event has occurred which, with notice, or lapse of time, or both, would constitute a default or event of default under such agreements, and the agreements documenting any Facility remain enforceable against the lender or lenders thereunder following Purchaser's assumption and succession and the release of SALD and any of SALD's Subsidiaries as guarantor thereunder (other than the Transferred Subsidiaries). If Purchaser is not able to assume, succeed to or cause SALD or any of SALD's Subsidiaries to be released pursuant to this Section 5.8, Purchaser will cause such working capital facilities to be repaid or retired as soon as practicable after the Closing, but in no event later than 45 days after the Closing.

          (b) Unless it will result in a default under any Facility, SALD will, or will cause its Subsidiaries (other than the Transferred Subsidiaries) to, (i) terminate, effective as of the Closing Date, their respective guarantees of amounts that are borrowed under any Facility on or after the Closing Date and (ii) notify the respective third party lenders prior to the Closing Date of such termination.

          (c)  Notwithstanding the provisions of paragraph (a) of this
Section 5.8, if and to the extent that Purchaser or any Licensee fails to timely pay any amount due under any Facility after the Closing Date that is shown as a liability on the Closing Date Financial Statements and SALD or any of its Subsidiaries is obligated under its guarantee to pay such amount to the third party lender under that Facility or deems that it will be detrimental to its relationship with the third party lender or the financial community not to pay such amount. Purchaser will not be deemed to be in breach of this Agreement, but Purchaser shall be obligated to reimburse SALD on demand for all amounts that SALD or any of its Subsidiaries is obligated to pay to the third party lender under such guarantee including, without limitation, attorneys' fees and expenses and other costs, and such reimbursement obligation shall not be subject to the Indemnification Base.

          (d) For purposes of this Section 5.8, the words "guarantee" and "guarantor" shall refer to any oral or written guarantee, comfort letter, or other document, commitment or understanding reflecting assurance of repayment based on an affiliation with SALD or any of its Subsidiaries.

     5.9  Transition Services Agreement.

          (a) Solely in order to facilitate the transition of the operation of the Business to Purchaser after the Closing, SALD shall act in good faith and use commercially reasonable best efforts to cause those of the Sellers that at the date of this Agreement (or to the extent provided within the year prior to the date of this Agreement and necessary to the conduct of the Business) are providing clerical and ministerial services to any of the entities that will constitute the Business after the Closing to negotiate the terms of and enter into agreements with Purchaser on or prior to the Closing Date to continue to provide certain of those services (the "Transition Services") to those entities after the Closing Date. Those terms shall provide, among other things, that, inasmuch as those Sellers have provided services to the Business before the Closing using personnel and equipment that those Sellers have used in their activities other than those related to the Business, none of those Sellers shall be required to (a) provide services that are different from or greater than or to a different recipient of those services than those such Seller provided before the Closing, and (b) employ additional personnel to provide the services or replace employees who have participated in providing any of the services, but leave their employment (other than by virtue of having been terminated) by that Seller (notwithstanding that the amount or nature of the services or the efficiency in providing the services are reduced), except to the extent that employees are hired to replace such terminated employee.

          (b) The Transition Services will consist only of clerical and ministerial services and shall not require the performance of any managerial or decision-making function, and will not require the Sellers to provide advice of any kind. The Sellers will provide the Transition Services in a manner and with a degree of care that is substantially the same as the manner and degree of care that the Sellers use in conducting their activities other than the Business. In performing the Transition Services, the Sellers may rely on and shall have no obligation to inquire into the accuracy or completeness of any information that is provided to them by any Person that is conducting any of the Business after the Closing. In no event shall the Sellers be liable for any damage or loss suffered by Purchaser as a result of the performance or failure to perform by the Sellers any of the Transition Services, unless the damage or loss results from the gross negligence or willful misconduct of the Sellers. Purchaser will use its best efforts to provide its own staffing and facilities in order to permit the Sellers to terminate providing the Transition Services within as short a period after the Closing as is practicable, in any event, not later than 180 days after the Closing unless otherwise agreed to by the Parties.

     5.10 Transfer Taxes.

          All sales, transfer and similar Taxes, duties or levies assessed or payable in connection with the Purchase shall be paid by the party on whom such Taxes are imposed by applicable law.

     5.11 Working Capital Surplus.

          (a) Purchaser acknowledges that, to the extent reasonably possible and in accordance with applicable law, SALD will cause each of the Transferred Subsidiaries to declare, on or before the Closing Date, dividends which are payable directly or indirectly to SALD or its Affiliates other than the Transferred Subsidiaries in an aggregate amount up to the amount legally permitted. If and to the extent that there is any Working Capital Surplus computed based on the Closing Date Financial Statements and taking into account the declaration of those dividends, all as calculated in a manner consistent with the illustration under Caption 7 on Schedule 2.1(d), Purchaser shall pay or cause to be paid to SALD an amount equal to the lesser of the Working Capital Surplus and US$10 million (such amount, the "Working Capital Surplus Payment"), in either case together with interest for the period from the Closing Date to the date of payment at LIBOR for six month deposits in U.S. dollars as quoted on Telerate Page 3750 on the Closing Date plus 25 basis points, in accordance with the procedures set forth in Section 2.4(b). For purposes of calculating the Purchase Price and the working capital ratio based on information reflected in the Closing Date Financial Statements, Current Liabilities shall mean the sum of (i) 100% of the Dividends Liability and (ii) 110% of all Current Liabilities other than the Dividends Liability, as shown under Caption 7 on Schedule 2.1(d).

          (b) Except as may be required to comply with applicable law, Purchaser will take no action, and will not permit any of its Subsidiaries to take any action, after the Closing Date that will result in a full or partial revocation or cancellation of any dividend referred to in Section 5.11(a). However, if Purchaser or, as applicable, its Subsidiaries is or are required by law to take such action, then Purchaser will pay to SALD the amount of the dividend that was revoked or canceled upon demand except to the extent that the amount exceeds the Working Capital Surplus Payment provided for in
Section 5.11(a). If the revoked or canceled dividend had been paid before being revoked or canceled, then SALD will pay the amount of that dividend to the entity that paid the dividend and the amount of that payment shall be added to the assets of the Business for the purpose of preparing the Closing Date Financial Statements. If the revoked or canceled dividend had been declared but was not paid before being revoked or canceled, then the liability contained in the Closing Date Financial Statements for that dividend shall be eliminated.

          (c) Purchaser and SALD will allocate any Working Capital Surplus Payment in accordance with Schedule 2.5.

          (d) Notwithstanding any provision in Section 2.3 to the contrary, the Post-Closing Statement described above in Section 2.3 shall include also Purchaser's calculation of the Working Capital Surplus Payment, and all of the terms and conditions of Section 2.3 shall be deemed to govern the determination of the Working Capital Surplus Payment.

     5.12 Certain Corporate Matters.

          (a) Prior to the Closing Date, SALD shall use its reasonable best efforts, and Purchaser shall cooperate as necessary, to transform each of Poloco and LDRM in full compliance with all applicable French laws and regulations into a societe par actions simplifiee including, without limitation, registration and filing of instruments, certificates and other documents with the appropriate local and national authorities, with respect to each of Poloco and LDRM, and the adoption and filing of organizational documents, as provided by Purchaser to SALD and subject to the approval of SALD, however, the completion of such conversions shall not constitute a condition to closing and the failure to complete both conversions shall not constitute a breach of the Agreement.

          (b) SALD shall cause to be delivered to Purchaser on or prior to the Closing Date the resignations effective on the Closing Date of all directors of each Transferred Subsidiary, and otherwise cooperate to cause Purchaser's nominees to become the only directors of the Transferred Subsidiaries; and in that connection, Purchaser will deliver to SALD the names of its nominees no later than 10 Business Days prior to the Closing.

          (c) SALD and Purchaser will cooperate to change the name of any Transferred Subsidiary containing "Louis Dreyfus" or "LD" on or prior to the Closing Date and if and to the extent not accomplished before the Closing Date, then as soon as practicable after the Closing Date to a name that does not contain "Louis Dreyfus" or "LD" and that is agreed upon by Purchaser.

     5.13 Future Investments in the Jeans Business or Vertical Retail
Program.

          Between the date hereof and the Closing Date, neither SALD nor any of its Subsidiaries shall make any investments in the Jeans Business or the Vertical Retail Program without the prior written consent of Purchaser; provided, however, that SALD and its Subsidiaries shall be permitted to make loans to the Jeans Business or the Vertical Retail Program at a floating simple interest rate equal to LIBOR for six month deposits in U.S. dollars as quoted on Telerate Page 3750 plus 25 basis points.

     5.14 Further Obligations of Purchaser and SALD.

          (a) Amounts received by any of the Transferred Subsidiaries (or their successors) after the Closing that result from the consummation of the transactions contemplated by this Agreement such as, but not limited to, payments in the nature of return of insurance premiums, rent and other prepaid items, but only to the extent such amounts represent a refund or rebate of amounts previously expended directly by SALD or any of the Sellers and are not reflected as prepaid items on the balance sheet included in the Closing Date Financial Statements, and shall be paid to SALD by Purchaser promptly (and in any event within no more than 10 Business Days) upon receipt.

          (b) SALD shall have no obligation, other than as contemplated herein, to expend money or to cause any of the Transferred Subsidiaries to expend money upon the request of Purchaser. Notwithstanding the foregoing, any additional costs which are not obligations of the Transferred Subsidiaries pursuant to this Agreement or in connection with the transactions contemplated hereby and which are incurred by any Transferred Subsidiaries prior to the Closing upon the request of Purchaser that those costs be incurred in anticipation of the change in control contemplated by this Agreement shall be reimbursed to SALD by Purchaser upon demand to the extent agreed by Purchaser in writing; and such costs shall be excluded in the computation of the Purchase Price.

          (c) Payments received after the Closing by any of the Transferred Subsidiaries (or their successors) on account of receivables of any obligor that arose prior to the Closing shall be applied to payment of the receivables of such obligor to which they relate or, if not so specified, in the direct order in which they arose unless a particular receivable has been and remains disputed by the relevant obligor, in which case such payment shall be applied to the next most recent undisputed receivable and, upon notice by the relevant Transferred Subsidiary to SALD, SALD may elect to be subrogated with respect to such disputed receivable.

          (d) On or prior to the Closing, SALD shall cause Louis Dreyfus Investment Co. Limited to release any rights it may have to continue after the Closing as the holder of a leasehold interest on 1 New Bond Street, London.

          (e) On or prior to the Closing, SALD shall cause Poloco Limited and Polo Factory Outlets (UK) Limited or their respective successors to release any rights they may have to continue after the Closing as the holders, respectively, of leasehold interests on Queensberry House, 3 Old Burlington Street, London.

                                  ARTICLE VI

                             CONDITIONS TO CLOSING

     6.1  Conditions Precedent to Obligations of Purchaser and SALD.

          The respective obligations of Purchaser and SALD to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by the Party for whose benefit such condition exists) at or prior to the Closing Date of each of the following conditions:

          (a) No Injunction, etc. At the Closing Date, there shall be (i) no injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of any of the transactions contemplated hereby and (ii) no claim, action, suit or arbitration commenced by any Governmental Authority against the Sellers, the Licensees, Purchaser or any Designated Purchaser which seeks to restrain or materially and adversely alter the transactions contemplated hereby which in the reasonable good faith determination of the Sellers or Purchaser would render it impracticable or unlawful to consummate the transactions contemplated by this Agreement.

          (b) Regulatory Authorizations. All consents or statutorily required indications of no objection of any Governmental Authorities shall have been obtained, and all waiting periods applicable under the HSR Act and other applicable antitrust, merger control or competition laws or regulations shall have expired or been terminated.

          (c) Inasmuch as the state of facts represented in the representations and warranties provided by SALD and Purchaser may change during the period from the date of this Agreement to the Closing Date, the Party that has made the representation or warranty that is so changed shall notify the other Party in writing of such change promptly (and in any event within no more than 10 Business Days), and such representation and warranty as amended (the "Amendment") shall be deemed to supersede, for all purposes, the representation and warranty so amended as of the date as of which the Amendment is intended to speak so long as the Amendment, together with all such Amendments made after the date hereof, will not adversely affect the ability of the parties to perform each of their material obligations under this Agreement or constitute, either individually or in the aggregate, a Business Material Adverse Effect.

     6.2  Conditions Precedent to Obligation of SALD.

          The obligation of SALD to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by SALD) at or prior to the Closing Date of each of the following conditions:

          (a) Accuracy of Purchaser's Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct on the date of this Agreement and on the Closing Date as though made on the Closing Date, except (i) to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such date or (ii) for such failures of representations and warranties to be true and correct (without regard to any materiality qualifications contained therein) which, individually or in the aggregate, would not be reasonably likely to result in a Purchaser Material Adverse Effect, and SALD shall have received a certificate signed by an officer of Purchaser to such effect.

          (b) Covenants of Purchaser. Purchaser shall have complied in all material respects with all covenants contained in this Agreement to be performed by it prior to the Closing.

          (c) Legal Opinion. Purchaser shall have delivered to SALD a legal opinion of Purchaser's legal counsel dated as of the Closing Date substantially in the form of Exhibit E.

     6.3  Conditions Precedent to Obligation of Purchaser.

          The obligation of Purchaser to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Purchaser) at or prior to the Closing Date of each of the following conditions:

          (a) Accuracy of Representations and Warranties of SALD. The representations and warranties of SALD contained in this Agreement shall be true and correct on the date of this Agreement and on the Closing Date as though made on the Closing Date, except (i) to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such date, (ii) to the extent any of the representations and warranties may relate to or be affected by the French Tax Audit or the results thereof, in which case they shall be deemed to have been made solely as of the date of this Agreement, or (iii) for such failures of representations and warranties to be true and correct (without regard to any materiality qualifications contained therein) which, individually or in the aggregate, would not be reasonably likely to result in a Business Material Adverse Effect, and Purchaser shall have received a certificate signed by an officer of SALD to such effect. For purposes of this
     Section 6.3(a) and (d), the receipt of a "notification de redressement" from the French taxing authorities in connection with the French Tax Audit shall not (A) result in SALD's being deemed to have made a misrepresentation or breached a warranty by it or (B) be deemed to cause or to contribute to causing a Business Material Adverse Effect.

          (b) Covenants of SALD. SALD shall have complied in all material respects with all covenants contained in this Agreement to be performed by it prior to the Closing.

          (c) Legal Opinion. SALD shall have delivered a legal opinion of SALD's legal counsel dated as of the Closing Date substantially in the form of Exhibit F.

          (d) Absence of Business Material Adverse Effect. Since the date of this Agreement, no Business Material Adverse Effect shall have occurred.

          (e) Financing Condition. Purchaser shall have obtained financing in an amount sufficient to pay the Purchase Price on the Closing Date or, if it has been unable to obtain that financing, that inability (i) has not resulted from Purchaser's failure (X) to have used its commercially reasonable best efforts to enter into such agreements as will permit Purchaser to obtain that financing, (Y) to perform its obligations under any such agreements or (Z) to have sufficient creditworthiness to support borrowing of that financing and (ii) has occurred solely as a result of significant disruptions in the financial or capital markets (but not merely changes in interest rates) which make the obtaining of financing for transactions similar to those contemplated by this Agreement commercially unreasonable.

     6.4  Exception to the Conditions Precedent to Obligation of Purchaser.

          Notwithstanding Section 6.3(a) and (d), the conditions precedent to the obligations of Purchaser to consummate the Closing contained in Section 6.3(a) and (d) shall be deemed satisfied if SALD delivers to Purchaser a certificate dated the Closing Date and signed by an authorized officer of SALD setting forth any failure of any condition contained in Section 6.3(a) and undertaking to indemnify Purchaser with respect to any and all Purchaser Losses arising from such failure, and if reasonably requested by Purchaser to secure the payment of that indemnity, sets aside in an escrow account on customary terms an amount reasonably sufficient, as agreed between Purchaser and SALD, to pay those Purchaser Losses; provided, however, that the exception set forth in this Section 6.4 shall apply (a) only in the case where the aggregate amount of any such Losses that would reasonably be expected to arise as a result of the failure of any such representations and warranties to be true and correct does not exceed an amount equal to 25% of the Purchase Price and (b) where the breach is of such a nature that it may be compensated in its entirety by payment of money; provided further, however, that any indemnification provided pursuant to this Section 6.4 shall be subject to the provisions of Sections 8.3 and 8.5 and for purposes of calculating the Purchase Price and the Working Capital Surplus and Working Capital Shortfall based on information reflected in the Closing Date Financial Statements, the liability for which an escrow payment has been made by SALD in accordance with the terms of this Section 6.4 shall be ignored in computing the Current Liabilities.

                                  ARTICLE VII

                                    CLOSING

     7.1  Closing Date.

          (a)  Unless this Agreement shall have been terminated pursuant to
Article IX, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Simpson Thacher & Bartlett in New York at 8:00 a.m., New York City time, and in such other places as are necessary to effect the transactions to be consummated at the Closing, on January 3, 2000 or on such date thereafter on which all of the conditions to the Closing set forth in Article VI are satisfied or waived or such other date, time and place as shall be agreed upon by SALD and Purchaser (the actual date on which the Closing occurs under this Section 7.1 being herein called the "Closing Date");

          (b) Notwithstanding the provisions of Section 7.1(a), if either SALD or Purchaser determines in good faith that it will be adversely affected by closing on January 3, 2000 or on such date thereafter on which all of the conditions to the Closing set forth in Article VI are satisfied or waived, then the Party so affected may, by notice to the other Party, designate a date, which shall be as early as practicable, but no later than March 31, 2000 (except in accordance with Section 7.1(c)), on which the Closing shall occur, and if each of SALD and Purchaser sends such notice, then the Closing shall occur on the latest date provided in such notices.

          (c) If the only condition to Purchaser's obligation to consummate the transactions contemplated by this Agreement that is not satisfied is
Section 6.3(e), then the Closing Date shall be the earliest practicable date following the date on which that condition is satisfied, as agreed to by SALD and Purchaser, and not later than June 30, 2000.

          (d) If the Closing has not occurred before July 1, 2000 as a result of the condition under Section 6.3(e) not having been satisfied, then Purchaser shall be deemed to have defaulted in the performance of its obligations under this Agreement.

          (e)  If the Closing occurs after March 31, 2000 as provided in
Section 7.1(c), then for purposes of determining whether the conditions precedent to Purchaser's obligation to consummate the Closing have been satisfied, the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(d) shall be required to have been satisfied only as of March 31, 2000 except to the extent such conditions shall no longer be satisfied as a result of the bad faith, willful misconduct or intentional breach by SALD and the Closing shall occur so long as Purchaser is able to pay the amount of the Purchase Price to be paid at Closing and SALD and the Sellers are able to transfer the Transferred Subsidiary Stock and the Purchased Assets to Purchaser free and clear of all Liens, it being understood that for the period from March 31, 2000 until the Closing Date, SALD and Purchaser will cooperate to cause each of the obligations that are conditions to Closing to be satisfied and SALD and Purchaser will cooperate after the Closing to cause each of the obligations that are conditions to Closing that was not satisfied before the Closing to be satisfied by performance, waiver or indemnity and take such other actions as may be necessary to accord, as nearly as reasonably possible, to each of SALD and Purchaser the benefits and protections to which each of them would have been entitled if the Closing had occurred on March 31, 2000.

          (f) If the Closing occurs later than January 3, 2000, then, notwithstanding anything in this Agreement to the contrary, SALD shall not be required to declare dividends as provided in the first sentence of Section 5.11(a) for any period after December 31, 1999 but Purchaser shall remain obligated to pay the Working Capital Surplus Payment as provided in Section 5.11(a).

     7.2  Purchaser Obligations.

          At the Closing, Purchaser shall execute, deliver to SALD and/or file, or shall cause one or more of the Designated Purchasers to execute, deliver to SALD and/or file the following in such form and substance (except for clause (a)) as may be indicated in any applicable Schedule hereto, or as are reasonably acceptable to SALD:

          (a)  the certificate signed by an Officer of Purchaser described in
     Section 6.2(a);

          (b) the payment on account of the Purchase Price to be made at the Closing as provided in Section 2.2;

          (c) the documents evidencing that all of the conditions precedent described in Sections 6.1 and 6.2 to the extent that they affect SALD's obligation to close the transactions contemplated by this Agreement, have been satisfied;

          (d) those of the Transfer Documents required to be executed by Purchaser or Designated Purchaser; and

          (e) such other documents and instruments as counsel for Purchaser and SALD mutually agree to be reasonably necessary to consummate the transactions described herein.

     7.3  SALD Obligations.

          At or prior to the Closing, SALD shall execute and deliver to Purchaser, or SALD shall cause one or more of the Sellers and any Other Shareholders to execute and deliver to Purchaser, the following in such form and substance as may be indicated in any applicable Schedule hereto, or as are reasonably acceptable to Purchaser:

          (a)  the certificate signed by an officer of SALD, pursuant to
     Section 6.3(a);

          (b) the documents evidencing that all of the conditions precedent described in Sections 6.1 and 6.3, to the extent that they affect Purchaser's obligation to close the transaction contemplated by this Agreement, have been satisfied;

          (c)  all of the Transfer Documents;

          (d) the resignations, duly executed and dated as of the Closing Date, of each member of the respective governing board or boards of each Transferred Subsidiary; and

          (e) such other documents and instruments as counsel for Purchaser and SALD mutually agree to be reasonably necessary to consummate the transactions described herein.

     7.4  Termination of Certain Obligations on Closing.

          During the period commencing with the execution of this Agreement by both parties and ending upon completion of the Closing, neither party shall be obligated to perform its obligations under the Master Agreement. Upon the completion of the Closing, the Master Agreement shall terminate.

                                 ARTICLE VIII

                                INDEMNIFICATION

     8.1  Indemnification.

          (a) Following the Closing and subject to the terms and conditions of this Article VIII, SALD shall indemnify, defend and hold harmless Purchaser and its Affiliates and their respective officers, directors, employees, assigns and successors (each, a "Purchaser Indemnified Party") from and against, and shall reimburse each Purchaser Indemnified Party for, all losses, damages, liabilities, costs and expenses, including interest, penalties, court costs, Taxes and reasonable attorneys' fees and expenses (but not punitive damages except to the extent awarded by a court of competent jurisdiction in respect of a third party claim), imposed upon or incurred by such Purchaser Indemnified Party ("Purchaser Losses"), as a result of (i) any misrepresentation or breach of a warranty by SALD, under this Agreement or any certificate delivered at Closing, (ii) any breach by SALD of any covenant or agreement made by SALD herein or (iii) any Retained Liabilities (each a "Purchaser Indemnified Claim"), it being understood that such Purchaser Losses shall be reduced by (A) any recovery by Purchaser or its Affiliates from any third party, including insurance proceeds, (B) any provisions, reserves or any other liabilities shown on the Closing Date Financial Statements established specifically for the Purchaser Indemnified Claim and (C) any tax savings or recovery that is actually realized by Purchaser or its Affiliates before January 1, 2005 as a result of any Purchaser Indemnified Claim or the payment to Purchaser of any indemnity payment hereunder.

          (b) Following the Closing and subject to the terms and conditions provided in this Article VIII, Purchaser shall indemnify, defend and hold harmless, SALD and its Affiliates and their respective officers, directors, employees, assigns and successors (each, a "SALD Indemnified Party") from and against, and shall reimburse each SALD Indemnified Party for, all losses, damages, liabilities, costs and expenses (but not punitive damages, except to the extent awarded by a court of competent jurisdiction in respect of a third party claim), including interest, penalties, court costs and reasonable attorneys' fees and expenses, imposed upon or incurred by such SALD Indemnified Party ("SALD Losses"), resulting from (i) any misrepresentation or breach of a warranty by Purchaser under this Agreement or any certificate delivered at Closing or (ii) any breach of any covenant or agreement made by Purchaser herein (each a "SALD Indemnified Claim"), it being understood that such SALD Losses shall be reduced by (A) any recovery by SALD or its Affiliates from any third party, including insurance proceeds, and (B) any tax savings or recovery that is actually realized by SALD or its Affiliates before January 1, 2005 as a result of any SALD Indemnified Claim or the payment to SALD of any indemnity payment hereunder.

          (c) Purchaser shall cause any of the Transferred Subsidiaries (or their successors) which are entitled to payment in respect of any of the Purchaser Indemnified Claims to indemnification under insurance policies to use commercially reasonable efforts to obtain such payment.

          (d) Purchaser shall deliver to SALD within 120 days after the end of each calendar year commencing with the first calendar year in which SALD is required to indemnify Purchaser for a Purchaser Indemnified Claim and ending with the calendar year commencing January 1, 2004, (i) a certificate signed by the chief financial officer of Purchaser certifying to and setting forth (A) any actual tax savings or recoveries described above in Section 8.1(a) and below in Section 8.4(a) that are actually received or realized by Purchaser or any of its Affiliates and any third party payments described above in Section 8.1(a) (collectively, "Purchaser Recoveries") or (B) the absence thereof. If, and to the extent that, such Purchaser Recoveries were not previously paid or taken into account pursuant to this Section 8.1, Purchaser shall pay the amount of such Purchaser Recoveries to SALD together with the delivery of the officer's certificate.

          (e) SALD shall deliver to Purchaser within 120 days after the end calendar year commencing with the first calendar year in which Purchaser is required to indemnify SALD for a SALD Indemnified Claim and ending with the calendar year commencing January 1, 2004, (i) a certificate signed by the chief financial officer of SALD certifying to and setting forth (A) any actual tax savings or recoveries described above in Section 8.1(b) and below in Section 8.4(b) that are actually received or realized by SALD or any of its Affiliates and any third party payments described above in Section 8.1(b) (collectively, "SALD Recoveries") or (B) the absence thereof. If, and to the extent that, such SALD's Recoveries were not previously paid or taken into account pursuant to this Section 8.1, SALD shall pay the amount of such SALD's Recoveries to Purchaser, together with the delivery of the officer's certificate.

          (f) After the payment of any indemnities pursuant to Sections 8.1(a), 8.1(b), or 8.4(a), if any Indemnified Party obtains reimbursement for all or any part of such amount paid to them by an Indemnified Party, such Indemnified Party shall promptly (and in any event within no more than 10 Business Days following its receipt of such reimbursement) pay to the Indemnifying Party the amount of such reimbursement.

     8.2  Certain Limitations.

          (a) SALD shall not be obligated to make any indemnification payment under Section 8.1(a)(i) unless and until the aggregate amount of Purchaser Losses (calculated as specified in Section 8.1(a)(i)) exceed the Indemnification Base, in which case any indemnification with respect to Purchaser Losses shall be made by SALD only to the extent of such excess over the Indemnification Base, with the exception of breaches of Sections 3.3 and 3.11, with respect to which all Purchaser Losses shall be indemnified. Purchaser shall not be obligated to make any indemnification payment under
Section 8.1(b)(i) unless and until the aggregate amount of SALD Losses (calculated as specified in Section 8.1(b)(i)) exceed the Indemnification Base, in which case any indemnification with respect to SALD Losses shall be made by Purchaser only to the extent of such excess over the Indemnification Base.

          (b)  (i) The representations and warranties of SALD contained in
Section 3.3(a) shall survive the Closing indefinitely, (ii) the representations and warranties of SALD contained in Section 3.11, Section 3.12, Section 3.13 or Section 3.14 shall survive the Closing until 60 days after the expiration of the applicable statute of limitations in respect of the tax, employment and environmental matters referred to in those sections; provided, however, that the representations and warranties of SALD contained in Section 3.11 as applied to the U.K. Companies shall survive the Closing until the later of the time specified in subsection (ii) above or the seventh anniversary of the Closing Date and (iii) all other representations and warranties of the parties contained in this Agreement shall survive the Closing until the second anniversary of the Closing Date.

          (c) Claims for Purchaser Losses or SALD Losses caused by or arising out of any misrepresentation, or breach of warranty, covenant or undertaking may be made only pursuant to Article VIII and, as applicable, only by written notice given within the survival period of the applicable representation or warranty provided for in Section 8.2(b).

          (d) The obligations to indemnify and hold harmless a party hereto pursuant to this Article VIII shall terminate when the applicable representation, warranty, covenant or agreement terminates pursuant to
Section 8.2(b); provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the indemnifying person. The liability of an Indemnifying Party in respect of any item that, but for the delivery of a notice to the Indemnifying Party, would no longer survive, shall terminate no later than the date on which a settlement or disposition of the claim made is entered into or prosecution of the claim is abandoned.

          (e) A Party shall not be held liable for indemnification if the Purchaser Losses or SALD Losses, as the case may be, for which indemnification is sought may be primarily attributed to any voluntary action or omission on the part of the other Party or its Affiliates after the Closing Date.

          (f) Any indemnification due by SALD shall be reduced in the amount which would have been covered by insurance if Purchaser or any of the Transferred Subsidiaries (or their successors) had not modified the coverage under the Transferred Subsidiaries' (or their successors') insurance policies after the Closing Date from those in existence on the Closing Date provided that SALD certifies with clear and convincing evidence that the Transferred Subsidiary would have been entitled to recovery under those insurance policies.

          (g) Upon learning of any breach of a representation or warranty by a Party, the other Party shall, and, if applicable, Purchaser shall cause the Transferred Subsidiaries (or their successors) to, take all commercially reasonable actions to mitigate damages.

          (h) If an indemnity is paid by a Party pursuant to this Article VIII, the Indemnified Party shall use commercially reasonable efforts to ensure the preservation of all rights which it may have against third parties in connection with the corresponding Purchaser Losses or SALD Losses, as the case may be, for which the indemnification was paid, and, if commercially reasonable, shall subrogate the Indemnifying Party to such rights at the Indemnifying Party's request.

          (i) If an Indemnifying Party pays any amount to an Indemnified Party, and a fact emerges subsequently which would have resulted in a reduction of that payment, the Indemnified Party shall repay promptly (and in any event within no more than 10 Business Days following notice thereof) the amount of that reduction to the Indemnifying Party, provided that, in the case of facts of which the Indemnifying Party becomes aware, the Indemnifying

Party provides clear and convincing evidence that it would have been entitled to such reduction.

          (j) Purchaser Losses shall not include claims made by third parties, including, but not limited to, employees of any of the Transferred Subsidiaries or their successors that they were injured or otherwise adversely affected solely as a result of the consummation of the transactions contemplated by this Agreement (it being understood that the foregoing shall not apply to claims arising from the breach of any representation or warranty contained herein).

          (k) If a Tax-related loss or liability arises giving rise to an obligation on SALD to indemnify under both Sections 8.1(a) and 8.4(a), then, notwithstanding any provision in this Agreement to the contrary, SALD's sole obligation to indemnify for such loss or liability shall be applied in a manner not to cause duplicative recovery for the same Tax-related loss or liability under both Sections 8.1(a) and 8.4(a).

     8.3  Procedures for Third-Party Claims.

          Upon the receipt by any Indemnified Party of a notice of any claim, action, suit or proceeding against or involving it by any third party that may be subject to indemnification under Article VIII, including for purposes of this Section 8.3 any tax claim (pursuant to Section 8.4 below) such Indemnified Party shall give written notice of such claim to the Indemnifying Party hereunder (the "Indemnifying Party") within 10 Business Days following receipt thereof stating the nature and basis of the claim and the amount thereof, to the extent known, along with copies of all such relevant documents evidencing the claim and the basis for indemnification sought. Failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party from liability on account of the indemnification, except if and to the extent that the Indemnifying Party is actually prejudiced thereby (including, without limitation, prejudice resulting from its loss of or delay in obtaining the right to assume the defense of the indemnified claim). The Indemnifying Party shall have the right to assume the defense of the Indemnified Party against the third party claim if the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party.
So long as the Indemnifying Party has assumed the defense of the third party claim in accordance herewith and notified the Indemnified Party in writing thereof, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the third party claim, except that the Indemnifying Party shall pay (x) all reasonable costs and expenses of counsel for the Indemnified Party for all periods prior to such time as the Indemnifying Party has notified the Indemnified Party that it has assumed the defense of such third party claim, except to the extent that the Indemnified Party fails to timely notify the Indemnifying Party of the claim, and (y) all reasonable costs and expenses of separate counsel for the

Indemnified Party if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of counsel for the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, (ii) the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the third party claim without prior written consent of the Indemnifying Party (not to be unreasonably withheld or delayed) and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the third party claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed). The parties shall use commercially reasonable efforts to minimize Losses from claims by third parties and shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The parties shall also cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnifying Party has assumed the defense, such party shall not be obligated to indemnify the Indemnified Party for any settlement entered into without the Indemnifying Party's prior written consent, which consent shall not be unreasonably withheld or delayed.

     8.4  Tax Indemnification.

          (a) Except as otherwise provided herein, SALD and the Entity Sellers (but for the Entity Sellers, only with respect to the Taxes attributable to the Transferred Subsidiaries of which such Entity Sellers were the Sellers) shall be jointly and severally liable to the Purchaser Indemnified Parties and shall, unless otherwise directed by Purchaser, pay to Purchaser an amount equal to any liability of the Licensee or Transferred Subsidiaries for the following Taxes (including, without limitation, any obligation to contribute to the payment of a Tax determined on a consolidated, combined, unitary, aggregate or other similar basis with respect to a group of corporations that includes or included the Licensees or Transferred Subsidiaries, but excluding any unpaid Taxes treated as a current liability for purposes of computing the Working Capital Surplus or Shortfall, as the case may be) for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year ending on and including the Closing Date (an "Interim Period") (Interim Periods and any taxable year or period ending on or before the Closing Date shall be referred to collectively as "Pre-Closing Periods"): (i) Taxes imposed on the Licensees or Transferred Subsidiaries or for which the Licensees or Transferred Subsidiaries may otherwise be liable pursuant to federal, state, local or non-U.S. law; (ii) Taxes (including any Taxes which may relate to a Post-Closing Period, as defined in Section 8.4 (b), below) attributable to any other person for which the Licensees or Transferred Subsidiaries are liable under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or non-U.S. law); (iii) Taxes triggered by Section 178 to 180 of the TCGA (or any similar provision of federal, state, local or non-U.K. law) arising out of any Transferred Subsidiary or Licensee ceasing to be a member of an affiliated group; and (iv) Taxes required to be paid or reimbursed by SALD or any Entity Seller under Section 5.6(a) (to the extent such Taxes have not been paid by SALD or such Entity Seller). SALD and the Entity Sellers shall not be required to make indemnity payments under this Section 8.4 resulting solely from any action taken by Purchaser or Purchaser Indemnified Parties (other than an action taken pursuant to Section 5.6(b)) that results in additional Tax attributable to any Pre-Closing Period. In addition, the amount of any liability for Taxes required to be indemnified by SALD and the Entity Sellers under this Section 8.4 shall be reduced by the amount of any actual reduction in Taxes that Purchaser or any of its Affiliates actually realizes in a Post-Closing Period solely as a result of the payment or accrual of the Tax with respect of which SALD and the Entity Sellers are required to make the indemnity payment, which reduction in Taxes, if any, shall be determined after taking into account the tax effect of the indemnity payment.

          (b) Purchaser shall be liable for and shall indemnify SALD for the Taxes of the Transferred Subsidiaries for any taxable year or period that begins after the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year beginning after the Closing Date (the "Post-Closing Period"). Purchaser shall be entitled to any refund of Taxes of the Transferred Subsidiaries received by SALD or any Entity Seller for such Post-Closing Periods.

          (c) Purchaser shall be liable for and shall indemnify SALD for all Transfer Taxes payable by Purchaser as described in Section 5.10. Any indemnity payments to or from SALD or the Entity Sellers or to or from the Purchaser Indemnified Parties pursuant to this Agreement, whether under this
Section 8.4 or otherwise, shall be treated by the Purchaser Indemnified Parties and SALD or the Entity Sellers as Purchase Price adjustments for all purposes.

          (d) Any refunds or credits of Taxes received by the Transferred Subsidiaries (or their successors) for any Pre-Closing Period, other than (i) any amount reflected as a Current Asset on the Closing Date Financial Statements or (ii) any amount resulting from a carryback or other application of losses credits or other items from a Post-Closing Period, shall be paid by Purchaser promptly (and in any event within no more than 10 Business Days) upon receipt by it to SALD.

     8.5  Certain Claims Procedures.

          Except as provided in Section 8.3, the Indemnified Party shall notify the Indemnifying Party promptly (and in any event within no more than 10 Business Days) of its discovery of any matter giving rise to a claim of indemnity pursuant to Article VIII. The Indemnified Party shall cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation will include providing access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

                                  ARTICLE IX

                                  TERMINATION

     9.1  Termination Events.

          Without prejudice to other remedies which may be available to the parties by law or this Agreement, this Agreement may be terminated and the transactions contemplated herein may be abandoned:

          (a)  by mutual consent of the parties hereto;

          (b) by either Purchaser or SALD by notice to the other if the Closing has not been consummated by July 1, 2000, unless extended by written agreement of the Parties hereto, provided that the Party terminating this Agreement shall not be in material default or breach hereunder and provided, further, that the right to terminate this Agreement under this clause (b) shall not be available (i) to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or (ii) in the event that the Closing has not occurred as a result of a failure of any representation to be true and correct, the terminating party shall not have the right to terminate this Agreement if such party knew of such breach prior to the date of this Agreement; or

          (c) by either Purchaser or SALD, if any Governmental Authority has issued a final order, decree or ruling enjoining or otherwise permanently prohibiting any of the transactions contemplated by this Agreement (unless such order, decree or ruling has been withdrawn, reversed or otherwise made inapplicable ); provided, that this clause
     (c) shall not apply in the case where all of the following apply: (x) to any such order, decree or ruling in any country (or by any Governmental

     Authority in any country) other than the U.S., France, the U.K. and Spain, (y) where the aggregate effect of all such orders, decrees or rulings on the consummation of the transactions would not reasonably be expected to have a Business Material Adverse Effect or a Purchaser Material Adverse Effect following the Closing Date and (z) the order, decree or ruling wherever it may have been issued, does not purport to restrict in their entirety or substantially in their entirety the transactions contemplated in this Agreement, in which case the Closing shall proceed in accordance with Article VII except that any of the transactions that are enjoined will not be closed until such time as it no longer is enjoined and there shall be an appropriate adjustment in the Purchase Price to reflect that such portion of the Business will not be transferred; and provided, further, that the party seeking to terminate this Agreement under this clause (c) is not then in material breach of this Agreement; and provided, further, that the right to terminate this Agreement under this clause (c) shall not be available to any Party who shall not have used best efforts to avoid the issuance of such order, decree or ruling. If the enjoinder or prohibition by its terms would permit the Closing to occur before July 1, 2000, then the Closing shall occur promptly after the enjoinder or prohibition no longer is effective. If the Closing has occurred and any Transferred Subsidiary or Purchased Asset has not been sold, assigned, transferred, conveyed, delivered or acquired due to any enjoinder or prohibition, the parties shall use their reasonable best efforts, and shall cooperate with each other, to obtain promptly the removal of such enjoinder or prohibition; provided, that neither Purchaser nor any of its respective Affiliates shall be required to pay any consideration therefor, other than filing, recordation or similar fees payable to any Governmental Authority. Pending or in the absence of the removal of such enjoinder or prohibition, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to the Purchaser and any respective Designated Purchaser the benefits and liabilities of such Transferred Subsidiary or Purchased Asset which are enjoined or prohibited from being sold, assigned, transferred, conveyed, delivered or acquired.

     9.2  Effect of Termination.

          In the event of any termination of this Agreement as provided in
Section 9.1, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of Purchaser or SALD, except that (a) such termination shall not relieve either party of any liability for any breach of any provision contained in this Agreement and (b) the Master Agreement shall remain in effect and the Parties shall be obligated to perform their obligations under the Master Agreement.

                                   ARTICLE X

                    MISCELLANEOUS AGREEMENTS OF THE PARTIES

     10.1 Notices.

          All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, or when telefaxed and received and,

If to Purchaser:    Polo Ralph Lauren Corporation
                    650 Madison Avenue
                    New York, New York  10022
                    U.S.A.
                    Attention:  General Counsel
                    Fax:  (212) 318-7183

                    Simpson Thacher & Bartlett
                    425 Lexington Avenue
                    New York, NY  10017
                    U.S.A.
                    Attention: Caroline B. Gottschalk, Esq.
                    Fax:  (212) 455-2502

If to SALD:         S.A. Louis Dreyfus et Cie
                    87, Avenue de la Grande Armee
                    75782 Paris, France
                    Attention:  Mr. Bernard Baldensperger
                    Fax:  011.331.45.01.70.28

or to such other address as any such party shall designate by written notice to the other parties hereto.

     10.2 Severability.

          If any provision of this Agreement, other than Purchaser's obligation to pay the Purchase Price to SALD and SALD's and Sellers' obligation to deliver all of the shares of the Transferred Subsidiaries and all of the Purchased Assets to Purchaser, is declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect, and SALD and Purchaser shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the parties as expressed by such illegal, void or unenforceable provision.

     10.3 Further Assurances; Further Cooperation.

          Subject to the terms and conditions hereof, each of the parties hereto agrees to use its reasonable best efforts to execute and deliver, or cause to be executed and delivered, all documents and to take, or cause to be taken, all actions that may be reasonably necessary or appropriate, in the reasonable opinion of the respective counsel for SALD and Purchaser, to effectuate the provisions of this Agreement.

     10.4 Counterparts.

          This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this
Section 10.4, provided that receipt of copies of such counterparts is confirmed.

     10.5 Expenses.

          Whether or not the Closing occurs, SALD and Purchaser shall each pay its respective expenses (such as legal, investment banker and accounting fees) incurred in connection with this Agreement and the transactions contemplated hereby.

     10.6 Non-Assignability.

          This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by either Party without the express prior written consent of the other Party, and any attempted assignment, without such consent, shall be null and void, except that Purchaser may assign its rights and obligations hereunder to any Affiliate of Purchaser, provided that no such assignment shall relieve Purchaser of any of its obligations hereunder.

     10.7 Amendment; Waiver.

          This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Parties. No waiver by either Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     10.8 Third Parties; Holders of Qualifying Shares.

          (a) This Agreement does not create any rights, claims or benefits inuring to any person other than SALD and Purchaser nor create or establish any third party beneficiary hereto.

          (b) None of the Persons holding Qualifying Shares shall have any liability under this Agreement other than the liability to deliver its Qualifying Shares at the Closing.

     10.9 Governing Law.

          This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, except for the internal matters of any corporation, partnership or similar entity which shall be governed by the laws of the jurisdictions of incorporation of such corporation, partnership or similar entity.

     10.10     Consent to Jurisdiction; Waiver of Jury Trial.

          Each of the Parties irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties further agrees that service of any process, summons, notice or document by any national or international, as applicable, express courier service to such Party at its respective address set forth in
Section 10.1 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The Parties hereby irrevocably and unconditionally waive trial by jury in any legal action or proceeding relating to this Agreement or any other agreement entered into in connection therewith and for any counterclaim with respect thereto.

     10.11     Entire Agreement.

          This Agreement, Annex A, the Schedules and the Exhibits hereto set forth the entire understanding of the parties hereto with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Parties or their respective Subsidiaries other than those set forth or referred to herein with respect to the subject matter hereof.

     10.12     Section Headings; Table of Contents.

          The section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     10.13     Specific Performance.

          The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement and the Exhibits hereto was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

          IN WITNESS WHEREOF, the parties have caused this Stock and Asset Purchase Agreement to be duly executed as of the date first above written.


                                  S.A. LOUIS DREYFUS ET CIE


                                  By:      /s/ B. Baldensperger
                                     ---------------------------------------
                                       Name:  Baldensperger
                                       Title: Directeur General


                                  POLO RALPH LAUREN CORPORATION


                                  By:      /s/ Victor Cohen
                                     ---------------------------------------
                                       Name:  Victor Cohen
                                       Title: Senior Vice President